As filed with the Securities and Exchange Commission on April 24, 2008

Registration No. 333-150332

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACROSOLVE, INC.
(Name of small business issuer in its charter)

Oklahoma	2860	26-0287664
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5800 East Skelly Drive, Suite 300
Tulsa, OK 74135
(918) 280-8693
(Address and telephone number of registrant’s principal offices)

James C. McGill
Chairman of the Board of Directors
MACROSOLVE, INC.
5800 East Skelly Drive, Suite 300
Tulsa, OK 74135
(918) 280-8693
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Matthew Kamen, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
(212) 930-9700
(212) 930-9725 Fax

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock offered by our Selling Stockholders (2)	18,083,741	$0.60	$10,850,244.60	$426.42
Common Stock offered by our Selling Stockholders (2)(3)	2,874,976	$0.60	$1,724,985.60	$67.80
Common Stock offered by our Selling Stockholders (2)(4)	5,000,160	$0.60	$3,000,096.00	$117.90

TOTAL	25,958,877		15,575,326.20	612.12

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(2) The selling shareholders will offer their shares at $0.60 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

(3) Represents shares issuable upon exercise of warrants.

(4) Represents shares issuable upon exercise of options.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities and the selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 24, 2008

MACROSOLVE, INC.
25,958,877 SHARES OF COMMON STOCK BY SELLING SHAREHOLDERS
$0.60 Per Share

The Selling shareholders are offering up to 25,958,877 shares of common stock. The selling shareholders will offer their shares at up to $0.60 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses. As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop Our common stock is not currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
SUMMARY FINANCIAL DATA	7
RISK FACTORS	8
FORWARD LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DILUTION	13
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	13
SELECTED FINANCIAL DATA	14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15
BUSINESS	19
DESCRIPTION OF PROPERTY	21
LEGAL PROCEEDINGS	21
MANAGEMENT	22
EXECUTIVE COMPENSATION	24
DIRECTOR COMPENSATION	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	27
PLAN OF DISTRIBUTION	27
DESCRIPTION OF SECURITIES	28
SELLING STOCKHOLDERS	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
LEGAL MATTERS	36
EXPERTS	36
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	36
WHERE YOU CAN FIND MORE INFORMATION	36
FINANCIAL STATEMENTS	F-1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS	37
INDEMNIFICATION OF DIRECTORS AND OFFICERS	37
RECENT SALES OF UNREGISTERED SECURITIES	37
EXHIBITS AND FINANCIAL STATEMENT SCHEDULE	38
UNDERTAKINGS	39
SIGNATURES	40

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "MacroSolve", "Company", “Anyware” "we," "us," or "our" refer to MacroSolve, Inc.

Organization

MacroSolve, Inc. is an Oklahoma corporation formed on January 17, 1997, under the laws of the State of Oklahoma and does business as Anyware Mobile Solutions, a division of MacroSolve.

As with any investment, there are certain risks involved in this offering.  All potential investors should consult their own tax, legal and investment advisors prior to making any decision regarding this offering.  The purchase of the Shares is highly speculative and involves a high degree of risk, including, but not necessarily limited to, the “Risk Factors” described herein on page 7.  Any person who cannot afford the loss of their entire investment should not purchase the Shares.

Business

We are a mobile data and video enabling company which provides solutions to two complimentary customer types.  Since 1997, the Company has served businesses with Process Enabling; i.e., streamlining their operational processes with mobile technology, which includes the integration of wireless connectivity, mobile hardware, software and services.  Starting in 2005, the Company also began serving third party technology companies with needs to access large, new markets by ‘mobilizing’ their new or existing products; i.e., Product Enabling.  By Product Enabling these new products, the Company has established a niche where product development and market development expertise builds longer term projects with promising passive recurring revenues such as license fees, revenue share arrangements and equity participations.

Our target market is medium and small enterprises that do not have the expertise to leverage mobile technology and technology companies who wish to serve business customers with mobile solutions.  We provide technical and business related services to these customers with emphasis on growing passive recurring revenue streams.  We are developing scalable mobile data and video platforms with customers and partners. These platforms are uniquely adaptive across a wide variety of hardware and wireless capabilities that are available today and that we foresee in the future.

Our address is 5800 East Skelly Drive, Suite 300, Tulsa, OK 74135 and our telephone number is (918) 280-8693.

The Offering

Common stock outstanding before the offering	32,435,236

Common stock offered by selling stockholders	Up to 25,958,877 shares. The maximum number of shares to be issued to the selling stockholders, 25,958,877 represents 80.1% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 32,435,236 shares.

Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 9.

Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 32,435,236 shares of common stock outstanding as of April 15, 2008.

Recent Developments

Subsequent to December 31, 2007, the Company raised an additional $115,000 in equity through the exercise of options and warrants by existing shareholders. Additionally, the Company has placed $950,000 in convertible notes with qualified investors.

Subsequent to December 31, 2007, the Company engaged Concordia Financial Group (Concordia) and Sichenzia Ross Friedman Ference LLP (Sichenzia) to provide financial advisory and legal services, respectively, in connection with the registration of the Company’s issued and outstanding common stock.  Consideration to be paid to Concordia for its services include monthly payments of $3,000 in addition to 1,126,900 shares of the Company’s common stock.  Consideration to be paid to Sichenzia for its services include a flat fee of $50,000 and 563,500 shares of the Company’s common stock.  The fee to Sichenzia is to be paid $20,000 on signing of the engagement letter, $20,000 on filing of the registration statement and $10,000 on the registration statement becoming effective.  In the case of both Concordia and Sichenzia, the shares of the Company’s common stock included as part of the consideration for services provided will be forfeited in the event that the registration of the Company’s issued and outstanding common stock is not declared effective by the Securities and Exchange Commission.

Effective February 26, 2008, all of the holders of Preferred Series A and Preferred Series B stock elected to convert their shares to 235,289  and 41,667 shares of common stock, respectively.

On March 25, 2008, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common and preferred stock from 10,000,000 and 1,000,000, respectively, to 100,000,000 and 10,000,000.  The amendment had no effect on the par value of the stock.

Effective April 14, 2008, the Company issued a stock dividend of 19 shares for each share of common stock held to all shareholders of record as of March 31, 2008.  The result of this stock dividend was the creation of 32,435,236 shares of common stock outstanding as of April 15, 2008.

SUMMARY FINANCIAL DATA

The following selected financial data should be read in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

Statements of Operations Data:

	Year Ended December 31,
	2007	2006
(Dollar Amounts in Thousands except per share data)
Revenue	$2,323	$1,398
Cost of goods sold	1,155	675
Gross (loss) profit	1,168	723
Operating expenses:
Solution Services	425	277

Selling, general and administrative	1,398	1,352
Total operating expenses	1,823	1,629
Loss from operations	(655)	(906)
Other income (expense), net	(14)	(62)
Net loss	$(669)	$(968)

Basic and diluted loss per share	$(1.03)	$(1.60)

Shares used in calculation of loss per share:
Basic and diluted	842,126	723,611

Balance Sheet Data:

	Year Ended December 31,
	2007	2006
(Dollar Amounts in Thousands)
Cash and cash equivalents	$26	$715
Working (deficit) capital	(207)	659
Total assets	1,366	1,239
Long-term obligations	234	261
Total shareholders’ (deficit) equity	$60	$716

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We face intense competition in the market for mobile computing products and services, which could reduce our market share and revenue.

Our market contains few substantial barriers to entry. We believe we will face additional competition from existing competitors and new market entrants in the future.  We are subject to current and potential competition with respect to our Enabling Services from Accenture, IBM Global Services, Google, Apple, Microsoft, and Tira Wireless, among others.  In addition, we are subject to current and potential competition with respect to our Product Enabling from Flowfinity, iAnywhere, Formotus, Pendragon, and Mobile Frame, among others.

In addition to the direct competition noted above, we face indirect competition from existing and potential customers that may provide internally developed solutions for each of our products or services. As a result, we must educate prospective customers as to the advantage of our products compared to internally developed solutions.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater brand recognition and more established relationships in the industry than we do. Our larger competitors may be able to provide customers with additional benefits in connection with their products and costs, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer.

Consolidation in the wireless industry may strengthen our competitors’ position in our market. Consolidation of our competitors has occurred, and we expect it to continue to occur in the foreseeable future. Acquisitions may further strengthen our competitors’ financial, technical and marketing resources.

Most sales with mobile carriers and enterprises have a long sales cycle process, which increases the cost of completing sales and renders completion of sales less predictable.

The sales cycle process with mobile carriers could be long, making it difficult to predict the quarter in which we may recognize revenue from a sale, if at all. The general length of the sales cycle increases our costs and may cause license revenue and other operating results to vary significantly from period to period. Our products or services often are part of significant strategic decisions by our customers regarding their information systems. Accordingly, the decision to license our products or use our services typically requires significant pre-purchase evaluation. We spend substantial time providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend significant funds in sales and marketing efforts. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results may be adversely affected.

If we fail to maintain our existing relationships or enter into new relationships with OEM and business development organizations, or if products offered by our OEM partners fail to achieve or maintain market acceptance, our brand awareness, the sales of our products and use of our services would suffer.

Our revenue from technology licensing depends, in large part, on our ability to develop and maintain relationships with OEMs and business development organizations that help distribute our products and promote our services. We depend on these relationships to:

•	distribute our products to purchasers of mobile devices;

•	increase the use of our services;

•	build brand awareness through product marketing; and

•	market our products and services cooperatively.

If the products that these equipment manufacturers or business development organizations sell,,or if any of these companies cease to use our product and service offerings in significant volumes, our product sales would decline and our business would suffer. For example, if growth in the number of devices sold by our OEM partners is delayed or did not occur, our business would suffer.

Our agreements with OEMs, distributors, and resellers generally are nonexclusive and may be terminated on short notice by either party without cause. Furthermore, our OEMs, distributors and resellers are not within our control, are not obligated to purchase products from us, and may represent other lines of products, including competing products. A reduction in sales effort or discontinuance of sales of our products by our OEMs, distributors, and resellers could lead to reduced sales and could materially adversely affect our operating results.

Our market changes rapidly due to evolution in technology and industry standards. If we do not adapt to meet the sophisticated needs of our customers, our business and prospects will suffer.

The market for our products and services is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. For example, the traditional personal digital assistant market is declining and may continue to do so. Our future success will depend to a substantial degree on our ability to offer products and services that adapt to these changing markets, incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Our rapidly evolving market makes it more likely that:

•	our technology or products may become obsolete upon the introduction of alternative technologies;

•
we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies or service offerings of other companies; and

•
we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies or service offerings of other companies.

To the extent we determine that new technologies are required to remain competitive, the development, acquisition and implementation of these technologies is likely to continue to require significant capital investment by us. Moreover, we cannot be certain that we can develop, market and deliver new products and technology on a timely basis. Sufficient capital may not be available for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for such technologies. If we do not develop, acquire and introduce new products and services and achieve market acceptance in a timely manner, our business and prospects will suffer.

Our business and prospects depend, to a significant degree, on demand for wireless and other mobile computing devices.

The use of wireless and other mobile computing devices for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has begun to develop only in recent years. Our success will depend in large part on continued growth in the use of wireless and other mobile computing devices, including handheld computers, smart phones, pagers and other mobile devices. In addition, our markets face critical unresolved issues concerning the commercial use of wireless and other mobile computing devices, including security, reliability, cost, ease of access and use, quality of service, regulatory initiatives and necessary increases in bandwidth availability. Demand for, and market acceptance of, wireless and other mobile computing devices which require our products and services are subject to a high level of uncertainty and are dependent on a number of factors, including:

•	growth in sales of handheld devices, smart phones and other mobile computing devices and growth in wireless network capabilities to match end-user demand and requirements;

•	emergence of a viable and sustainable market for wireless and mobile computing services;

•	our product and services differentiation and quality;

•	the development of technologies that facilitate interactive communication between organizations;

•	our distribution and pricing strategies as compared with those of our competitors;

•	the growth in access to, and market acceptance of, new interactive technologies;

•	the effectiveness of our marketing strategy and efforts;

•	our industry reputation; and

•	general industry and economic conditions such as slowdowns in the computer or software markets or the economy in general.

If the market for wireless and other mobile computing devices as a commercial or business medium develops more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

Even if the wireless and mobile computing services market does develop, our products and services may not achieve widespread market acceptance. If our target customers do not adopt, purchase and successfully deploy our other current and planned products and services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed.

We might experience significant errors or security flaws in our products and services.

Despite testing prior to their release, software products may contain errors or security flaws, particularly when first introduced or when new versions are released. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new products or new versions of products, we could lose revenues. Our customers rely on our products and services for critical parts of their businesses and they may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. The detection and correction of any security flaws can be time consuming and costly.

Insufficient protection for our intellectual property rights may have a material adverse affect on our results of operations or our ability to compete.

We attempt to protect our intellectual property rights in the United States and in selected foreign countries through a combination of reliance on intellectual property laws (including copyright, patent, trademark and trade secret laws) and registrations of selected patent, trademark and copyright rights in selected jurisdictions, as well as licensing and other agreements preventing the unauthorized disclosure and use of our intellectual property. We cannot assure you that these protections will be adequate to prevent third parties from copying or reverse engineering our products, from engaging in other unauthorized use of our technology, or from independently developing and marketing products or services that are substantially equivalent to or superior to our own. Moreover, third parties may be able to successfully challenge, oppose, invalidate or circumvent our patents, trademarks, copyrights and trade secret rights. We may elect or be unable to obtain or maintain certain protections for certain of our intellectual property in certain jurisdictions, and our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States because of the differences in foreign laws concerning intellectual property rights. Lack of protection of certain intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition. Moreover, monitoring and protecting our intellectual property rights is difficult and costly. From time to time, we may be required to initiate litigation or other action to enforce our intellectual property rights or to establish their validity. Such action could result in substantial cost and diversion of resources and management attention and we cannot assure you that any such action will be successful.

If third parties claim that we are in violation of their intellectual property rights, it could have a negative impact on our results of operations or ability to compete.

Patent litigation involving software and telecom companies has increased significantly in recent years as the number of software and telecom patents has increased and as the number of patent holding companies has increased. We face the risk of claims that products or services that we provide have infringed the intellectual property rights of third parties.  We are not engaged in any litigation of any kind whatsoever at this time.

Pricing pressure in the mobile software and technology market could adversely affect our operating results.

Competition and industry consolidation in the mobile messaging market have resulted in pricing pressure, which we expect to continue in the future. This pricing pressure could cause large reductions in the selling price of our services. For example, consolidation in the wireless services industry could give our customers increased transaction volume leverage in pricing negotiations. Our competitors or our customers’ in-house solutions may also provide services at a lower cost, significantly increasing pricing pressures on us. While historically pricing pressure has been largely offset by volume increases and the introduction of new services, in the future we may not be able to offset the effects of any price reductions.

If we fail to maintain or expand our relationships with strategic partners and indirect distribution channels our revenues could decline.

Our development, marketing and distribution strategies depend in part on our ability to form strategic relationships with other technology companies. If these companies change their business focus, enter into strategic alliances with other companies or are acquired by our competitors or others, support for our products and services could be reduced or eliminated, which could have a material adverse effect on our business and financial condition.

System failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

The success of our products, specifically ReForm™, is highly dependent on its ability to provide reliable services to customers. These operations could be interrupted by any damage to our customers, or suppliers, computer software, hardware or networks, and our connections and outsourced service arrangements with third parties.

Anyware’s systems and operations are also vulnerable to damage or interruption from power loss, transmission cable cuts and other telecommunications failures, natural disasters, interruption of service due to potential facility migrations, computer viruses or software defects, physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events and errors by our employees or third-party service providers.

Because many of our services play a mission-critical role for our customers, any damage to or failure of the infrastructure we rely on, including that of our customers and vendors, could disrupt the operation of our network and the provision of our services, result in the loss of current and potential customers and expose us to potential customer liability.

Industry consolidation and other competitive pressures could affect prices or demand for our products and services, and our business may be adversely affected.

The IT industry and the market for our products and services is becoming increasingly competitive due to a variety of factors. There is also a growing trend toward consolidation in the software industry. Continued consolidation within the software industry could create opportunities for larger software companies, such as IBM, Microsoft and Oracle, to increase their market share through the acquisition of companies that dominate certain lucrative market niches or that have loyal installed customer bases. Continued consolidation activity could pose a significant competitive disadvantage to us.

The significant purchasing and market power of larger companies may also subject us to increased pricing pressures. Many of our competitors have greater financial, technical, sales and marketing resources, and a larger installed customer base than us. In addition, our competitors’ advertising and marketing efforts could overshadow our own and/or adversely influence customer perception of our products and services, and harm our business and prospects as a result. To remain competitive, we must develop and promote new products and solutions, enhance existing products and retain competitive pricing policies, all in a timely manner. Our failure to compete successfully with new or existing competitors in these and other areas could have a material adverse impact on our ability to generate new revenues or sustain existing revenue levels.

The ability to rapidly develop and bring to market advanced products and services that are successful is crucial to maintaining our competitive position.

Widespread use of the Internet and fast-growing market demand for mobile and wireless solutions may significantly alter the manner in which business is conducted in the future. In light of these developments, our ability to timely meet the demand for new or enhanced products and services to support wireless and mobile business operations at competitive prices could significantly impact our ability to generate future revenues.  If the market for unwired solutions does not continue to develop as we anticipate, if our solutions and services do not successfully compete in the relevant markets, or our new products are not widely adopted and successful, our competitive position and our operating results could be adversely affected.   While acquisition of certain competitors could enhance our position, we have no discussions in that regard at this time.

System failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

The success of our products, specifically ReForm™, is highly dependent on its ability to provide reliable services to customers. These operations could be interrupted by any damage to or failure of our or our customers, or suppliers, computer software, hardware or networks, and our connections and outsourced service arrangements with third parties.

Anyware’s systems and operations are also vulnerable to damage or interruption from power loss, transmission cable cuts and other telecommunications failures, natural disasters, interruption of service due to potential facility migrations, computer viruses or software defects, physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events and errors by our employees or third-party service providers.

Because many of our services play a mission-critical role for our customers, any damage to or failure of the infrastructure we rely on, including that of our customers and vendors, could disrupt the operation of our network and the provision of our services, result in the loss of current and potential customers and expose us to potential customer liability.

Economic conditions in the U.S. and worldwide could adversely affect our revenues.

Our revenues and operating results depend on the overall demand for our products and services. If the U.S. and worldwide economies continue to weaken, either alone or in tandem with other factors beyond our control (including war, political unrest, shifts in market demand for our products, actions by competitors, etc.), we may not be able to maintain or expand our recent revenue growth.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our ecommerce development activities and transition to commercial operations have been and will continue to be significant. We will require additional funds to develop direct Internet sales of products and services.  There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  There is no assurance additional funds will be available from any source; or, if available, such funds may not be on terms acceptable to the Company.  In either of the aforementioned situations, the Company may not be able to fully implement its growth plans. Moreover, we will not receive any proceeds from the sale of stock by our selling stockholders, and thus this offering will not affect our ability to meet capital requirements.

We depend on key employees in a competitive market for skilled personnel.

The success of our business will continue to depend upon certain key technical and senior management personnel many of whom would be extremely difficult to replace. Competition for such personnel is intense, and we cannot be certain that we will be able to retain our existing key managerial, technical, or sales and marketing personnel. The loss of these officers and other or key employees in the future might adversely affect our business and impede the achievement of our business objectives. We believe our ability to achieve increased revenue and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and qualified product development personnel. In addition, competition for employees in our industry and geographic location could be intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms. Our ability to hire and retain such personnel will depend in part upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such personnel. Failure to attract and retain key personnel may adversely affect our business.

We may have to spend substantial funds on sales and marketing in the future.

To increase awareness for our new and existing products, technology and services, we may have to spend significantly more on sales and marketing in the future. We also plan to continue to leverage our relationships with industry leaders and to expand and diversify our sales and marketing initiatives to increase our sales to mobile carriers and enterprises. If our marketing strategy is unsuccessful, we may not be able to recover these expenses or even generate any revenue. We will be required to develop a marketing and sales campaign that will effectively demonstrate the advantages of our products, technology and services. We may also elect to enter into agreements or relationships with third parties regarding the promotion or marketing of our products, technology and services. We cannot be certain that we will be able to establish adequate sales and marketing capabilities, that we will be able to enter into marketing agreements or relationships with third parties on financially acceptable terms, or that any third parties with whom we enter into such arrangements will be successful in marketing and promoting the products, technology and services offered by us.

Shareholders will have limited or no input on any investment or management decisions.

The Company will be managed by the Officers and by the Board. Very few matters will be submitted to Shareholder vote. Therefore, as a minority shareholder, you will have no or limited say in the management of the Company. Accordingly, no prospective investor should purchase any Shares unless it is willing to entrust all aspects of our business and operations to the current Officers and Board of the Company.

Risks Related to this Offering.

The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus.

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria.  No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder.  Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment and transferability of the Shares is subject to significant restriction.

There are substantial restrictions on the transfer of the Shares. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time.  There is not a public market for the resale of the Shares.  A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTCBB, but it is the Company’s plan that the common shares be quoted on the OTCBB. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;
(ii)
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher. For more information about penny stocks, contact the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or by telephone at (202) 551-6551.

  FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company.  No independent accountant or appraiser has been retained to protect the interest of the investors.  No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares.  Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company’s prospects for success and prices of similar entities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is not currently traded on the Over the Counter Bulletin Board (“OTCBB”). To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made.

Holders

As of April 15, 2008, the approximate number of stockholders of record of the Common Stock of the Company was 68.

SELECTED FINANCIAL DATA

The following table summarizes our financial data for the periods presented. We prepared this information using our financial statements for each of the periods presented. The following selected financial data should be read in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The historical results are not necessarily indicative of results to be expected for future periods.

Statements of Operations Data:

	Year Ended December 31,
	2007	2006
(In thousands)
Revenue	$2,323	$1,398
Cost of goods sold	1,155	675
Gross (loss) profit	1,168	723
Operating expenses:
Solution Services	425	277

Selling, general and administrative	1,398	1,352
Total operating expenses	1,823	1,629
Loss from operations	(655)	(906)
Other income (expense), net	(14)	(62)
Net loss	$(669)	$(968)

Basic and diluted loss per share	$(1.03)	$(1.60)

Shares used in calculation of loss per share:
Basic and diluted	842,126	723,611

Balance Sheet Data:

	Year Ended December 31,
	2007	2006
(In thousands)
Cash and cash equivalents	$26	$715
Working (deficit) capital	(207)	659
Total assets	1,366	1,239
Long-term obligations	234	261
Total shareholders’ (deficit) equity	$60	$716

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Background

We are a mobile data and video enabling company which provides solutions to two complimentary customer types.  Since 1997, the Company has served businesses with Process Enabling; i.e., streamlining their operational processes with mobile technology, which includes the integration of wireless connectivity, mobile hardware, software and services.  Starting in 2005, the Company also began serving third party technology companies with needs to access large, new markets by ‘mobilizing’ their new or existing products; i.e., Product Enabling.  By Product Enabling these new products, the Company has established a niche where product development and market development expertise builds longer term projects with promising passive recurring revenues such as license fees, revenue share arrangements and equity participations.

Our target market is medium and small enterprises that do not have the expertise to leverage mobile technology and technology companies who wish to serve business customers with mobile solutions.  We provide technical and business related services to these customers with emphasis on growing passive recurring revenue streams.  We are developing scalable mobile data and video platforms with customers and partners. These platforms are uniquely adaptive across a wide variety of hardware and wireless capabilities that are available today and that we foresee in the future.

Plan of Operation and Financing Needs

We currently have sufficient funds with which to operate the Company but lack growth capital.  We anticipate that approximately $10 million in additional capital will be required within the next three years to execute our growth strategy.  We will be investigating various financing alternatives including equity and/or debt financing.  There is no assurance that capital in any form would be available to us and, if available, on terms and conditions that are acceptable.  If we are unable to obtain sufficient funds, we may not be able to implement our growth strategy.

Positioned as an experienced provider of mobile solutions, we will continue to market our goods and services to enterprises seeking operational efficiencies (“Process Enabling”) while also marketing our expertise and relationships to technology companies who wish to ‘mobilize’ their current products (“Product Enabling”).  We will take advantage of our long standing relationships with wireless carriers, mobile hardware manufacturers and related applications companies and jointly market to each customer segment.  Within these customer engagements we seek longer term projects with promising passive revenues including license fees, revenue share arrangements and equity participations.

Our near term focus will be on the expansion of marketing and sales efforts which will increase the number of revenue streams, especially those with more passive recurring revenue including license fees and revenue share arrangements.   We are completing the development of a new version of ReForm which has advantages for both Enabling customer types.  Our mobile video platform project will position us as a leader in a high growth segment.  Growth in these and other areas will require more geographical sales resource coverage with modest plans to expand within Oklahoma and the Midwest in the near term.  Finally, we will augment our joint marketing arrangements with other mobile industry technology leaders and utilize more efficient and effective Web-based methods for attracting customers and streamlining the sales process.

We continuously monitor industry trends and adjust projections about the direction of the business in anticipation of the continuous disruption across the ecosystem.  We believe that our current direction is one that will bring profits, however our ability to drive sales volume is limited.  There is no expected purchase or sale of plant, significant equipment or intellectual property in the next 12 months.

Results of Operations

Year Ended December 31, 2007 compared to Year Ended December 31, 2006 (all references are to fiscal years).

Total Net Sales:  Total Net Sales increased $925,000 or 66% to $2.323 million in 2007 from $1.398 million for 2006.  Sources of revenue were derived from services related to our Enabling business, hardware sales and software licensing.  Services revenue increased $851,000 in 2007 to $2.136 million as the Company expanded its activities with several of its major clients and established new relationships with a number of new clients.  Hardware sales to third parties and in support of our services activities increased $87,000 in 2007 to $158,000.  Software licensing sales declined $14,000 in 2007 to $28,000 from $42,000 in 2006.   The Company’s ReForm™ software product is still in development stage and has not been actively marketed to date.

Cost of Sales and Gross Profit:  Cost of Sales for 2007 of $1.156 million increased $481,000 or 71% from the $675,000 in 2006.  The resultant Gross Profit for 2007 of $1.167 million was up $443,000 or 61% over the Gross Profit for 2006 of $724,000.

Operating, Selling, General and Administrative Expenses:  Operating, selling, general and administrative expenses increased in support of net sales by $193,000, or 12% in 2007 to $1.823 million from $1.630 million in 2006.

Loss from Operations:  Loss from operations for 2007 of $655,000 was down $251,000 or 27% from the loss from operations in 2006 of $906,000 as a result of the growth in gross profit and management’s control of operating, selling, general and administrative expenses.

Other Income and Expense:  Total other expense of $14,000 in 2007 was $47,000 less than the total of $61,000 in 2006 as a result of lower net interest expense in 2007 than in 2006.

Net Loss:  Net loss of $669,000 in 2007 was $299,000 or 31% less than the net loss in 2006 of $968,000 as a result of the growth in revenues and gross profit and management’s control of operating, selling, general and administrative expenses.

The following table presents certain financial data as a percentage of total revenue for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

	Year ended December 31,
	2007	2006
(in thousands)
Revenue	100%	100%
Cost of goods sold	50	48
Gross (loss)/income	50	52
Operating expenses:

Solutions Services	18	20
Selling, general and administrative	60	97
Total operating expenses	78	117
Loss from operations	(28)	(65)
Other income (expense)	(1)	(4)
Net loss	(29)%	(69)%

Liquidity and Capital Resources

We finance our operations primarily through internally generated funds, a bank line of credit and investments of equity by qualified investors or placement of debt with qualified lenders.  As of December 31, 2007, we had cash and cash equivalents in the amount of $26,000 and a negative cash flow from operations for the year ended December 31, 2007 of $711,000 including changes in receivables, accounts payable and unearned income.  Liabilities at December 31, 2007 totaled $1.306 million and included $110,000 in accounts payable, $205,000 outstanding under a bank line of credit, $341,000 in long term debt and $650,000 in unearned income.  Long term debt included $108,000 in current maturities due during 2008 and $233,000 in maturities due in 2009-2011.  The majority of the unearned income related to a major client contract that provided for a sizable down payment which represents revenues that will be earned during the first six months of 2008.

Since inception, we have been dependent upon proceeds from equity investments by qualified investors to fund our continuing activities. Subsequent to December 31, 2007, the Company raised an additional $115,000 in equity through the exercise of options and warrants by existing shareholders.  Additionally, the Company has placed $950,000 in convertible notes with qualified investors.

Sources and Uses of Cash:

	Years ended December 31,
(in thousands)	2007	2006
Cash flow data:
Net cash used in operating activities	$(711)	$(600)
Net cash provided by (used in) investing activities	(248)	(182)
Net cash provided by (used in) financing activities	270	1,448
Net increase ( decrease) in cash and cash equivalents	(689)	666
Cash and cash equivalents, beginning of period	715	49
Cash and cash equivalents, end of period	$26	$715

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Nature of Operations:

The accompanying financial statements include the accounts and transactions of MacroSolve Inc.  A division of the Company operates “doing business as” Anyware Mobile Solutions™.

Cash Equivalents:

Cash equivalents are represented by operating accounts or money market accounts maintained with insured financial institutions.

Accounts Receivable and Credit Policies:

Trade accounts receivable consist of amounts due from the sale of solution services, software and hardware.  Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days of receipt of the invoice.  The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts based on historical collection experience and a review of the current status of trade accounts receivable.  At December 31, 2007 and 2006, the Company deems all amounts recorded as collectible and, thus has not provided an allowance for uncollectible amounts.

Property and Equipment:

Property and equipment are recorded at cost.  Depreciation is computed using straight-line methods applied to individual property items based on estimated useful lives.

Revenue Recognition:

Revenue generated from the provision of services is recognized at the time the service is provided.  Sales of hardware are recognized upon delivery to the customer.   Revenue from the licensing of software is recognized ratably over the license period.

Software Development Costs:

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”.  Costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development costs.  Costs incurred after establishing technological feasibility and before the product is released for sale to customers are capitalized.  These costs are amortized over three years and are reviewed for impairment at each period end.

Use of Estimates:

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ from these estimates.

Long-Lived Assets:

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-lived assets.  This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  No impairment charges were incurred during the period ended December 31, 2007.

Stock-Based Compensation:

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) requires companies to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.

Income Taxes

The Company accounts for income taxes utilizing Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS No. 109).  SFAS No. 109 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards, and of deferred tax liabilities for taxable temporary differences.  Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law.  The effects of future changes in tax laws or rates are not included in the measurement.  The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns.  The Company currently has substantial net operating loss carryforwards.  The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Effect of Recently Issued Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,” (“FIN 48”). FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of this standard on its financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statements whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immediate errors would not require previously filed reports to be amended. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The Company is currently evaluating the effect, if any, the adoption of SAB 108 will have on its financial statements, results of operations and cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. The Company is currently evaluating the effect, if any, the adoption of SFAS 159 will have on its financial statements, results of operations and cash flows.

BUSINESS

History

We are a mobile data and video enabling company which provides solutions to two complimentary customer types.  Since 1997, the Company has served businesses with Process Enabling.  These customers are enterprises with needs to streamline their operational processes with mobile technology, which includes the integration of wireless connectivity, mobile hardware, software and services.  Starting in 2005, the Company also began serving third party technology companies with needs to access large, new markets by ‘mobilizing’ their new or existing product.  By Product Enabling these new products, the Company has established a niche where product development and market development expertise builds longer term projects with promising passive revenues.

We are specialized by mature and proven sales and operational processes which satisfy the business objectives of both customer types with expediency and accuracy.  This specialization is further valued by our customers with our broad and long standing relationships with the market leaders in mobile hardware, wireless connectivity and software which are marketing, sales, product development, reselling partners and customers of MacroSolve.

After incorporating, the Company served business customers in the manufacturing industry.  Most of the professional services engagements included systems integration and customization.  Its largest customer was Titan Tire and Wheel, the largest tractor tire and wheel manufacturer in the U.S., which relied on the Company to streamline paper intensive business processes with distributed applications on the manufacturing floor.  This discipline gave the company experience in mobile computing with rugged handheld devices in an era where bar-coding inventory and using handheld scanners for data entry was in its infancy.

Handspring, Inc. partnered with the Company in 1998 on a project with BAE (British Aerospace).  The paperwork process between ground crews and pilots were driving operational inefficiencies. The Company defined, designed and developed a mobile data platform, utilizing Handspring Visor handheld devices.

In 2001, the Company was approached by a major supplier of food products to McDonalds.  Quality assurance processes surrounding food quality was problematic and a web-based data collection and tracking tool was being utilized throughout the McDonalds supplier community.  A mobile solution was needed in order to collect data more efficiently in the field at 20,000 restaurant locations. The earliest forms of mobile phones and PDAs with wireless data connections were forecast to be entering the market.  New operating systems and other technological disruptions were quickly approaching. With this opportunity and considerable depth of experience in mobile data solutions, the company sought out its first private equity investors, new management, and began to build a device, operating system and network agnostic mobile data collection platform which it named ReForm™.

A major national campaign for the sale of ReForm was launched with Palm, Inc. in February 2003.  Shortly thereafter, Palm, Inc. determined to divide into two companies and the sales campaign was cancelled, which resulted in substantial financial losses to the Corporation.  The Corporation thereafter developed relationships with other mobile computer manufacturers and wireless carriers.

A second sales campaign was launched with Sprint Corporation (“Sprint”) on September 1, 2004 under a Joint Marketing Agreement between the Corporation and Sprint, which was entered into in August 2004.  This campaign focused on Enabling.  This second sales campaign was placed on hold by Sprint on or about October 1, 2004 due to a reorganization of Sprint Corporation.

The Sprint sales campaign was expanded to include other Sprint offices and launched again in February of 2005 and was to terminate at year end 2005.  The four city joint campaign was restructured in the third quarter of 2005 and renewed in January 2006.  The acquisition of Nextel by Sprint caused the campaign to be cancelled in the third quarter of 2006.

The Corporation entered into a development and support agreement with Navigation Solutions, a wholly owned subsidiary of Hertz Corporation, in 2005.  Under this agreement, the Corporation provides ongoing development and support work associated with the Never Lost GPS Navigation and Sirius satellite radio systems, which are offered on Hertz rental cars.

Working jointly with a leading provider of industry leading video software, the Corporation entered into a Product Enabling agreement on behalf of a major wireless carrier in 2005.  The project is expected to be complete in late 2008 or early 2009 and will result in the Corporation having a mobile video platform which it believes will be a technology leader of the mobile video industry.  This development agreement is covered by a confidentiality agreement to which interested parties must agree prior to receiving further information.  All other Product Enabling projects are under confidentiality agreements as well.

In 2006 and 2007, the Company focused efforts on expanding and broadening industry relationships which could augment development and marketing advantages for its Enabling business.  To this end, the company is in a wide range of agreements and relationships with Verizon, AT&T, Sprint, Palm, RIM, Intermec, PsionTeklogix, Symbol/Motorola, OpSource, WBS, ScanSource and other North American mobile industry leaders.

Currently the Company has ongoing projects centered in Africa, Canada, Texas, California, Nevada, Arizona, Kansas, Oklahoma, Pennsylvania and Virginia

Our Products

Our primary product is ReForm™, a mobile data collection platform.  The product simplifies the process of converting paper forms to a digital form that can be utilized on most Smartphones available in the United States.  A web-based interface allows a non-technical user to create and dispatch forms to users and easily manage data input from the field.  The components of the platform are also utilized as mobile application development tools for other Enabling projects, saving time and money for customers needing more customized solutions.  ReForm is currently available in beta version and no material sales effort has been made.  The first commercial version of ReForm is scheduled for release in mid-2008.  ReForm has not materially contributed to our financial performance in the past and is not expected to materially contribute in the near term.

Intellectual Property

The Corporation reviews each of its intellectual properties and makes a determination as to the best means to protect such property, by trademark, by copyright, by patent, by trade secret, or otherwise. The Corporation believes that it has taken appropriate steps to protect its intellectual properties, depending on its evaluation of the factors unique to each such property, but cannot guarantee that this is the case. United States and foreign patents applications regarding ReForm™ were applied for in 2003 and the applications are pending before the United States Patent and Trademark Office at the date of this document.  The Corporation views the office actions of the United States Patent and Trademark Office as being positive but there is no guarantee that a patent will be issued.

The corporation has intellectual property that relates to extending applications to multiple handsets operating on multiple wireless networks which it handles as a trade secret and which it considers to be valuable.

Recent Product and/or Market Developments:

None.

United States Industry Overview

The mobile technology industry which serves business customers is comprised of three primary growth segments:  hardware, applications and wireless data. According to NPD Group’s publication in RCR Wireless, March 21, 2008, the mobile hardware segment grew to $11BB in sales of cell phones and Smartphones by year end 2007.  The Smartphone sub-segment sales doubled in 2007 to 14 million units from the prior year and will continue to outpace the global industry growth rate according the M:Metrics feature in RCR Wireless on March 31, 2008.  According to Insight Research Corporation’s May 2007 report, the mobile applications segment has grown to a $4BB industry with 12% CAGR growth forecast through 2012.  The U.S. Enterprise Application sub-segment has grown to a $1.2BB industry with 23% CAGR forecast through 2010 by IDC.  As published in AORTA, March 18, 2008 hardware and applications are leveraging the growth of the wireless data  industry which reached  $24.5BB in data services revenues at an annual growth rate of 55% and crossing the 250 million subscriber mark.

Market Opportunity

MacroSolve has been marketing mobile solutions in cooperation with the leading mobile technology vendors nationwide for over four years while assisting applications companies with mobile offering for three years.  In our research and experience , we are seeing the advancement of mobile technology as an operational tool in businesses.  Many businesses have adopted mobile devices with mobile email and are more active in exploring the utilization of the technology to streamline business processes with mobile data and video solutions.  This market is growing as new Smartphone and rugged devices are reaching the market, giving end users and enterprises more computing power and flexibility beyond a cell phone or laptop.  Large enterprises have the technical and financial resources to purchase substantial mobile application platforms.  These customers are well served by the leading wireless carriers, mobile hardware manufacturers and application developers.  Over 8 million medium and small businesses are currently underserved by the industry leaders.  At the same time, PC and web-based application companies are seeking to modify their solutions with mobile offerings.  Entering the mobile application market complicates established business models, marketing channels and challenges technical resources with the dynamics of developing to a much wider variety of devices, operating systems, connectivity and users. Finally, wireless carriers and mobile hardware companies are looking for more niche applications and are opening their platforms in order to increase the value of their products and services.  All of these developments create demand for MacroSolve to bring business customers and technology suppliers together.

Strategy

Operating Strategies

The Enabling business is divided into Process Enabling and Product Enabling units.  Each is supported by a dedicated sales function, and share in a pool of resources which provides solution management, product development, project management, QA and support.  Each unit also leverages hardware sales, ReForm integration, hosting, licensing and other passive revenue functions.

Given the increasing demand, longer term projects, options for more passive revenue and niche positioning within Product Enabling, technical resources are being augmented in the talent pool along with more specialized mobile industry marketing resources.  In order to manage growth, communications, project management, billing, and other processes are currently being streamlined with new automation platforms.

Growth Strategies

With a proven operational model in place, the growth strategies are centered on marketing.

Our Community Website Growth Strategy is centered on the aggregation of news, information, blogs and forums that are available in the mobile industry which is focused on solutions for businesses.  This web site will serve as a social network for businesses with modest or no I.T. staff and it will serve as a platform to promote our Enabling customers’ products and related Anyware offerings.  This strategy augments and automates event marketing that the Company has undertaken for the past five years under the brand name Anyware University™.  Anyware University has educated hundreds of companies on the advantages of mobile technology while providing forums and feedback with industry leaders in wireless connectivity, hardware and software.  Anyware University will continue to expand with geographical reach.

Our Geographical Growth Strategy will expand the Company’s presence in the Midwestern U.S. and where customer demand is beginning to centralize.  With offices in Tulsa, OK and Dallas, TX, near term plans include expansion into Oklahoma City, OK and Kansas City, Missouri.

Our Partner Growth Strategy involves more substantial joint marketing activities with industry leaders.  Wireless carriers and mobile hardware manufacturers are primarily involved in the development of leads for the Product Enabling business and for support of the Community Website Strategy.  Continued awareness and the formalization of business development processes are currently underway.

Employees

As of the date of this prospectus, we have 30 full-time employees and 1 employee working part-time in the management, operations and maintenance of the Company.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Report To Shareholders

As a result of this offering, and the effectiveness of this registration statement, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file current reports, periodic reports, annual reports, proxy statements, and other information with the Securities and Exchange Commission, as required.

DESCRIPTION OF PROPERTY

The Company currently leases office space at 5800 E. Skelly Drive, Suite 300, Tulsa, Oklahoma 74135.   The Company currently pays monthly rent of $ 5,400 per month pursuant to a lease, which expires July 31, 2008.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities be incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of April 15, 2008. The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director is elected for the term of one year, and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.  All members of the Board of Directors listed below are management nominees for re-election at the Annual Meeting of the Shareholders scheduled to occur on May 22, 2008 except Bob F. McCoy, who will retire effective May 22, 2008.

Name	Age	Position
James C. McGill	64	Chairman of the Board of Directors
Clint Parr	43	Chief Executive Officer, President, and Director
David L. Humphrey	52	Director
John Clerico	66	Director and Chairman of the Audit Committee
Dr. Dale A. Schoenefeld	62	Director
Howard Janzen	54	Director and Chairman of the Compensation Committee
James W. Dutton	62	Senior Vice President and Chief Financial Officer
Eric Fultz	44	Vice President, Operations
Michael Ishmael	46	Vice President of Sales
Chris Kingham	41	Vice President of Marketing

Executive Biographies:

James C. McGill, Chairman of the Board of Directors

Jim McGill is an investor with background in a wide variety of organizations, public and private, for profit, and not for profit.  Prior to joining the Company, Mr. McGill ran McGill Resources, Inc., a business consulting and investment firm with offices in Tulsa, Oklahoma and Sydney, Australia.  From 1970 to 1986, Mr. McGill was Chairman and Chief Executive Officer of McGill Environmental Systems, Inc., a company that he founded.  McGill Environmental Systems, Inc. was sold in 1986 to The IT Group and Mr. McGill served on the board of directors of The IT Group until 2003.  Mr. McGill currently serves on the Board of AAdvantage Technologies Group, Inc., several private boards, and the Board of Trustees of the University of Tulsa.  Mr. McGill has been a member of the Board of Directors of MacroSolve, Inc. since 1999.

Clint Parr, President, Chief Executive Officer and Director

Clint Parr joined MacroSolve in 2002 as Vice President of Sales and Marketing.  The Board of Directors promoted him to President and Chief Operating Officer in 2003 and to Chief Executive Officer in 2007.  He graduated from Baylor University in 1986 with a bachelor's degree in Entrepreneurship, and obtained an executive MBA in 2000 from The University of Tulsa. He brings a wealth of marketing experience from numerous companies, including the Williams Companies. Parr is a graduate of Leadership Oklahoma, is Chairman of the Tulsa County Election Board and Founder of TulsaBusiness2.0.

David L. Humphrey, Director

David Humphrey currently serves as the Chief Operating Officer of Oklahoma Equity Partners, a venture capital fund.  Oklahoma Equity Partners focuses exclusively on Oklahoma venture opportunities and utilizes a network of venture capital firms as lead investors.  Mr. Humphrey is responsible for all investment operations of Oklahoma Equity Partners.  Prior to joining Oklahoma Equity Partners, Mr. Humphrey served from 1997 to 2004 as a principal of Davis, Tuttle Venture Partners.  From 1995 to 1997, Mr. Humphrey was a senior business development coordinator at Texaco Natural Gas Liquids.  During his two-year stay with Texaco, he led ten major acquisition and expansion projects.  Prior to joining Texaco in 1996, Mr. Humphrey spent thirteen years with Koch Industries, Inc. serving in a variety of business development initiatives.  Mr. Humphrey earned his Bachelor of Science in Chemical Engineering from the University of Wisconsin and his Master of Business Administration from Texas A&M University.  Mr. Humphrey joined the board of directors of MacroSolve, Inc. in 2004.

John Clerico, Director and Chairman of the Audit Committee

John Clerico is chairman and a registered financial adviser at ChartMark Investments, Inc., an independent investment advisory firm that manages equity funds for individuals and small pension funds. Mr. Clerico co-founded ChartMark in 2000, where his current focus is on day-to-day portfolio management and strategic direction of the firm. Prior to founding ChartMark, Mr. Clerico served in numerous senior management capacities including Executive Vice President, Chief Financial Officer and Director of Praxair, Inc., a Fortune 200 company. In addition to his financial responsibilities, Mr. Clerico managed Praxair’s business operations in Europe and South America. Prior experience includes CFO of Union Carbide Corporation, Conoco, Inc. and Phillips Petroleum Co. Mr. Clerico was named as one of four "Leading Corporate Treasurers" by Corporate Finance Magazine in 1995 and "CFO of the Year" by CFO Magazine in 1997 and Business Week in 1998. Mr. Clerico joined the board of directors of MacroSolve, Inc., in 2006.

Dr. Dale A. Schoenefeld, Director

Dr. Schoenefeld currently serves as Vice President for Information Services and CIO at the University of Tulsa including academic computing, administrative computing, networking services, computer system administration, and university libraries.  Dr. Schoenefeld represents the University of Tulsa at OneNet, Oklahoma’s telecommunications and information network for education and government, and is a member of an Oklahoma statewide committee chaired by the Secretary of Science and Technology.  Prior to becoming Vice Provost for Information Services, Dr. Schoenefeld served as Professor of Computer Science and Mathematics and Director of the Computer Resource Center at the University of Tulsa.  He received his B.A.E. at Wayne State College and his M.S. and Ph.D. at the University of Iowa.  His research expertise is in the area of combinatorial optimization and involves optimization techniques to the design and operation of telecommunication networks, often using evolutionary techniques.  Dr. Schoenefeld joined the Board of Directors of MacroSolve, Inc. in 2004.

Howard Janzen, Director and Chairman of the Compensation Committee

Howard Janzen is currently president and CEO of One Communications, a leading integrated communications provider.  Until September 2005, he was president of Sprint Business Solutions.  In this role, he led the business unit responsible for the $12 billion revenue Sprint worldwide business customer base, ranging from small business to Sprint’s largest domestic and international accounts.  His responsibilities included integration of Sprint’s wireless, wireline and local voice and data services.  He previously was president of the Sprint Global Markets Group, responsible for the long distance business for both consumer and business customers.

Before joining Sprint in May 2003, Mr. Janzen served as chairman, president and chief executive officer for Williams Communications, where he led the company in completing its $7 billion next-generation fiber network.

Mr. Janzen joined Williams in 1979 and served in a number of leadership roles in Williams’ energy and natural gas pipeline businesses.  In January 1995, he was named president of the communications business unit of The Williams Companies, Inc.  In April 1997, he became president and chief executive officer of Williams Communications Group, which became an independent company in 2001.

James W. Dutton, Senior Vice President and Chief Financial Officer

Jim Dutton joined MacroSolve in 2005 as Senior Vice President and Chief Financial Officer.  Mr. Dutton spent a number of years in banking and served as Senior Vice President for Bank One (now JPMorgan Chase) in Tulsa.  In 1995 he joined Williams Communications and served as Vice President Corporate Development and Planning for eight years before joining MacroSolve, Inc. He graduated from DePauw University with a degree in Economics and received an MBA with a Marketing Major from The University of Indiana.

Eric Fultz, Vice President, Operations

Eric Fultz joined the Corporation in 2003 as Director of Solution Services whereupon he defined and implemented the current Anyware Solution Delivery Methodology. This methodology focuses on increasing customer satisfaction through a disciplined approach to project management and understanding underlying business problems prior to recommending a technology solution. He was promoted to Vice President of Operations in March of 2004. Prior to joining Anyware, Fultz served as an IT Strategy Consultant and Project Manager with IBM Global Services, was the founder and President of a nutritional supplement manufacturing company, and served in the Strategic Marketing and eBusiness group at Williams Companies. Mr. Fultz graduated from the University of Oklahoma with a Bachelors of Science in Civil Engineering and later gained his MBA from Southern Methodist University with an emphasis in MIS and business strategy.

Michael Ishmael, Vice President, Sales

Michael Ishmael joined the Corporation in 2004 as Director of Sales and Marketing.  He was promoted to Vice President in 2005.  He is a graduate of Oklahoma State University with a degree in Computer Science.  Prior to joining the Corporation, Mr. Ishmael served as Director of Strategic Sales for Esker Software and in various positions with IBM Corporation for seventeen years.

Chris Kingham, Vice President of Marketing

Chris Kingham joined the Corporation as Director of Marketing in 2004, bringing 15 years of experience in planning, implementing and marketing high-tech and online properties. Prior to his arrival at Anyware, Mr. Kingham spent over five years at the Williams Companies in both marketing and IT roles for some of the their most critical systems and projects. Prior to Williams, Mr. Kingham spent five years at PennWell Publishing developing the plan and process to take their historically printed publications to the new online medium. Mr. Kingham graduated with a Bachelor of Science in Marketing from Oklahoma State University.

Employment Agreements

MacroSolve, Inc. does not have any employment agreements with any of its personnel.

EXECUTIVE COMPENSATION

The following table sets forth the compensation (including cash bonuses) paid or accrued by us to our Chief Executive Officer and our five most highly compensated officers other than the Chief Executive Officer from January 1, 2005 to December 31, 2007.

Name and Principal Position	Year	Salary		Bonus	Option Awards (7)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All other Compensation (8)		Total
Clint Parr, Chief Executive Officer, President and Director (1)	2007 2006 2005	$ $ $	105,075 97,500 93,000	0	5,390 4,709 6,704	0	0	$ $ $	8,946 8,946 8,946	$295,575

James C. McGill, Chairman of the Board of Directors (2)	2007 2006 2005	$ $ $	24,000 12,000 12,000	0	10,832 11,832 16,236	0	0	$ $ $	9,643 9,643 9,643	48,000

James W. Dutton, Senior Vice President and Chief Financial Officer (3)	2007 2006 2005	$ $ $	90,300 84,500 68,332	0	3,640 5,153 5,017	0	0	$ $ $	2,368 1,360 680	243,132

Eric Fultz, Vice President (4)	2007 2006 2005	$ $ $	105,075 97,500 88,500	0	1,411 2,041 3,118	0	0	$ $ $	1,789 1,789 1,789	291,075

Michael Ishmael, Vice President (5)	2007 2006 2005	$ $ $	98,775 91,500 78,000	0	1,935 2,541 3,029	0	0	$ $ $	680 680 340	268,275

Chris Kingham, Vice President (6)	2007 2006 2005	$ $ $	77,355 70,950 66,000	0	1,887 1,589 1,648	0	0	$ $ $	539 136 68	214,305

(1)
Clint Parr received an option to acquire 3,000 shares of common stock at a price of $8.50 per share upon his employment in September 2002. For services in 2003, Mr. Parr received options to acquire 3,000 shares of common stock at a price of $8.50 per share.  In 2004, Mr. Parr received options to acquire 8,152 shares of common stock at a price of $8.50 per share for services.  In 2005, Mr. Parr received options to acquire 6,704 shares of common stock at a price of $8.50 per share for services. In 2006, Mr. Parr received options to acquire 4,709 shares of common stock at a price of $12.00 per share for services.  In 2007, Mr. Parr received options to acquire 5390 shares of common stock at a price of $12.00 per share for services.

(2)
Mr. McGill received an option to acquire 7,267 shares of common stock at a price of $6.88 per share for 2002 services, options to acquire 11,764 shares of common stock at a price of $8.50 per share for 2003 services, options to acquire 16,868 shares of common stock at a price of $8.50 per share for 2004 services, options to acquire 16,236 shares of common stock at a price of $8.50 per share for 2005 services, options to acquire 11,832 shares of common stock at a price of $12.00 per share for 2006 services and options to acquire 10,832 shares of common stock at a price of $12.00 per share for 2007 services.

(3)
Eric Fultz received an option to acquire 1,500 shares of common stock at a price of $8.50 per share upon his employment in June 2003.  Mr. Fultz received an option to acquire 1,500 shares of common stock at a price of $8.50 per share for outstanding performance in March 2004, and received options to acquire 3,463 shares of common stock at a price of $8.50 per share for 2004 services.  In 2005, Mr. Fultz received options to acquire 3,118 shares of common stock at a price of $8.50 per share for services. In 2006, Mr. Fultz received options to acquire 2,041 shares of common stock at a price of $12.00 per share for services.   In 2007, Mr. Fultz received options to acquire 1,411 shares of common stock at a price of $12.00 per share for services.

(4)
Mike Ishmael was granted an option to acquire 1,000 shares of common stock at a price of $8.50 per share upon his employment in September 2004.  In 2004, Mr. Ishmael was granted options to acquire 441 shares of common stock at a price of $8.50 per share for services.  In 2005, Mr. Ishmael received options to acquire 3,029 shares of common stock at a price of $8.50 per share for services. In 2006, Mr. Ishmael received options to acquire 2,541 shares of common stock at a price of $12.00 per share for services.  In 2007, Mr. Ishmael received options to acquire 1,935 shares of common stock at a price of $12.00 per share for services.

(5)
Jim Dutton was granted options to acquire 5,017 shares of common stock at a price of $8.50 per share for services in 2005. For services in 2006, Mr. Dutton received options to acquire 5,153 shares of common stock at a price of $12.00 per share.  For services in 2007, Mr. Dutton received options to acquire 3,640 shares of common stock at a price of $12.00 per share.

(6)
Chris Kingham received an option to acquire 1,000 shares of common stock at a price of $8.50 per share upon his employment in July 2004.  Mr. Kingham received options to acquire 412 shares of common stock at a price of $8.50 per share for 2004 services. Mr. Kingham received options to acquire 1,648 shares of common stock at a price of $8.50 per share for 2005 services. Mr. Kingham received options to acquire 1,589 shares of common stock at a price of $12.00 per share for 2006 services.  Mr. Kingham received options to acquire 1,887 shares of common stock at a price of $12.00 per share for 2007 services.

(7)
Company management have determined that the options granted have no cash value and as such are calculated as zero dollars ($0.00) toward each executive’s compensation. The number of Option Awards referenced above are prior to the 19 for 1 forward stock split effective April 14, 2008.

(8)	The Macrosolve Employee Stock Trust has allocated shares to Grantees which have been recorded on the Company financial statements as stock based compensation.

DIRECTOR COMPENSATION

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All other Compensation	Total
Clint Parr, Chief Executive Officer, President and Director	2007 2006 2005		$0	0	0	0	0	$0

James C. McGill, Chairman of the Board of Directors	2007 2006 2005		$0	0	0	0	0	0

Howard Janzen, Director	2007 2006		$0	2,000 2,000	0	0	0	0

David L. Humphrey, Director	2007 2006 2005		$0	2,000 2,000 2,000	0	0	0	0

John Clerico, Director	2007		$0	4,000	0	0	0	0

Dr. Dale A. Schoenefeld, Director	2007 2006 2005		$0	2,000 2,000 2,000	0	0	0	0

(1)
Under a plan adopted in 2003, the independent members of the Board of Directors of the Company receive options to acquire 2,000 shares of common stock for each year of service, with a maximum of 10,000 shares.  The price is set at the price of the most recent sale as of the date of the grant.  Options to acquire 2,000 shares of common stock are issued at the time that a director joins the Board of Directors, and the 2,000 options are granted each year thereafter.  All options vest 20% per year and have an exercise period of five (5) years from the date of issuance.  The members of the Board of Directors do not currently receive cash compensation for their services.    Effective with the 19:1 stock dividend enacted on April 14, 2008, the options to acquire 2,000 shares annually increased to 40,000 shares annually with a maximum of 200,000 share options. Additionally, Company management have determined that the options granted have no cash value and as such are calculated as zero dollars ($0.00) toward each director’s compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of and percent of the Company's common stock beneficially owned by:

•	all directors and nominees, naming them,
•	our executive officers,
•	our directors and executive officers as a group, without naming them, and
•	persons or groups known by us to own beneficially 5% or more of our Common Stock or our Preferred Stock having voting rights:

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on April 15, 2008 and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of April 1, 2008. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our capital stock owned by them.

Name and address of owner	Title of Class	Capacity with Company	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
Clint H. Parr	Common Stock	Chief Executive Officer, President and Director	647,000	1.99%

James C. McGill	Common Stock	Chairman and Director	4,116,540	12.69%

Howard E. Janzen	Common Stock	Director	198,320	*

James W. Dutton	Common Stock	Chief Financial Officer	301,100	*

David L. Humphrey	Common Stock	Director	160,000	*

John C. Clerico	Common Stock	Director	1,746,660	5.39%

Dr. Dale A. Schoenefeld	Common Stock	Director	194,980	*

J. David Payne	Common Stock	Shareholder	1,936,460	5.97%

Philip B. Smith Revocable Trust	Common Stock	Shareholder	1,950,000	6.01%

Paula Marshall	Common Stock	Shareholder	2,946,420	9.08%

Eric Fultz	Common Stock	Vice President	271,880	*

Michael Ishmael	Common Stock	Vice President	192,840	*

Chris Kingham	Common Stock	Vice President	149,460	*

Macrosolve Employee Stock Trust	Common Stock	Shareholder	3,000,000	9.25%

Officers and Directors as a Group	Common Stock		10,987,780	33.88%

* Less than 1% ownership
(1)	This column represents the total number of votes each named stockholder is entitled to vote upon matters presented to the shareholders for a vote.
(2)
Applicable percentage ownership is based on shares of Common Stock outstanding as of April 15, 2008, together with securities exercisable or convertible into shares of Common Stock within 60 days of April 1, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of April 15, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

TRANSFER AGENT

The Company has not engaged the services of a Transfer Agent and Registrar as of the date of this Prospectus.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, as amended, provide to the fullest extent permitted by Oklahoma law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Title 18 of the Oklahoma Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal
•	facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this pr ospectus is a part.

Common and Preferred Stock

We are authorized to issue 100,000,000 shares of common stock with $0.01 par value per share and 10,000,000 shares of preferred stock with a par value of $0.01.  As of April 15, 2008, there were 24,560,100 shares of common stock issued and outstanding held by 68 shareholders of record.  There are no issued and outstanding shares of preferred stock.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends on common stock since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

The Corporation sold common stock as well as two series of preferred stock, Series A and Series B Convertible Preferred Stock.  All holders of Series A and Series B Preferred Stock elected to convert their Preferred Stock to common shares effective February 26, 2008.

Options

During 2002, the shareholders approved 150,000 shares to be available to offer to employees in the form of stock options.  An additional 250,000 option shares were approved by the shareholders in 2005.  All of these numbers are prior to the April 14, 2008, 19 for 1 forward stock split.  These options have been used to attract and retain employees, recognize performance, provide non cash compensation to directors and as partial compensation in lieu of cash salary for employees.  As mentioned, the salary differential options are granted on a quarterly basis to employees whereas the director options are granted annually.  At employment options and performance options are granted at time of employment and when performance justifies a grant, respectively.

Warrants

Warrants have been issued principally since 2004, either in connection with the Series A and Series B Preferred Stock offering, which offered forty percent (40%) warrant coverage, or as partial compensation in connection with shareholder loans (see “Related Party Transactions”).

SELLING STOCKHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase in a single private placement exempt from registration under section 4(2) of the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Stockholder	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before Offering (1)	Percentage of Common Stock Before Offering	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)
Robert E. Craine, Jr. 2001 Revocable Trust (3)	814,000	814,000	2.5%	--0	--0
James C. McGill Revocable Living Trust (4)	2,441,300	4,116,540	12.69%	--0	--0
The BAMA Companies, Inc. (5)	2,703,080	2,703,080	8.33%	--0	--0
David B. Kesler	117,640	117,640	*	--0	--0
A. Marion Finklea	117,640	117,640	*	--0	--0
Sherman Smith Trust (6)	141,176	141,176	*	--0	--0
Lilah B. Marshall	117,640	117,640	*	--0	--0
The Lorton Family Partnership, Ltd. (7)	235,300	235,300	*	--0	--0
Douglas P. Hanke	100,000	100,000	*	--0	--0
Douglas P. Hanke IRA (8)	100,000	100,000	*	--0	--0
Bob F. McCoy (9)	200,000	200,000	*	--0	--0
McCoy Family LLC (10)	51,400	51,400	*	--0	--0
LAW LLC (11)	327,680	327,680	*	--0	--0
Budco, Inc. (12)	286,000	286,000	*	--0	--0
DNA LLC (13)	376,499	376,499	1.16%	--0	--0
Arthur H. II &/or Sharon McElroy (14)	377,069	377,069	1.16%	--0	--0
David G. Dutton Living Trust (15)	377,069	377,069	1.16%	--0	--0
Rudy Revocable Investment Trust (16)	377,069	377,069	1.16%	--0	--0
Jean B. McGill Revocable Living Trust (17)	185,079	185,079	*	--0	--0
Mike McGill (18)	112,509	112,509	*	--0	--0
Harry L. Summers (19)	185,079	185,079	*	--0	--0
William K.Warren Foundation (20)	1,083,234	1,083,234	3.33%	--0	--0
Wilfredo Jatem	180,280	180,280	*	--0	--0
Lawson Partners, Ltd. (21)	206,768	206,768	*	--0	--0
John R. Elmburg Revocable Trust (22)	247,048	247,048	*	--0	--0

Kathy McGill (23)	135,527	135,527	*	--0	--0
Cindy Yanik (24)	102,348	102,348	*	--0	--0
L. Duane Wilson Trust (25)	360,520	360,520	1.11%	--0	--0
Geremy C. Ferguson	200	200	*	--0	--0
Eric Fultz (26)	271,880	271,880	*	--0	--0
David Humphrey (27)	160,000	160,000	*	--0	--0
Mike Ishmael (28)	192,840	192,840	*	--0	--0
Chris Kingham (29)	149,460	149,460	*	--0	--0
Clint Parr (30)	647,000	647,000	1.99%	--0	--0
Dale Schoenefeld (31)	160,000	160,000	*	--0	--0
Schoenefeld Family Trust (32)	9,420	34,980	*	--0	--0
Jim Dutton (33)	301,100	301,100	*	--0	--0
Michael J. Fletcher (34)	137,446	137,446	*	--0	--0
Kendall Carpenter (35)	80,860	80,860	*	--0	--0
Randy A. Foutch	654,700	654,700	2.02%	--0	--0
Howard E. Janzen Revocable Trust (36)	89,420	198,320	*	--0	--0
iQ Ventures, Inc.(37)	83,320	83,320	*	--0	--0
John Clerico (38)	80,000	1,746,660	5.39%	--0	--0
Paula Marshall (39)	243,340	243,340	*	--0	--0
The World Publishing Company (40)	235,300	235,300	*	--0	--0
Lawson Family Trust (41)	63,980	63,980	*	--0	--0
Brock Family Partnership (42)	740,480	740,480	2.28%	--0	--0
Spavinaw Partners Limited Partnership (43)	235,300	235,300	*	--0	--0
BAMA Venture Capital (44)	235,300	235,300	*	--0	--0
Philip B. Smith Revocable Trust (45)	1,950,000	1,950,000	6.0%	--0	--0
Tulsa Community Foundation (46)	810,980	810,980	2.5%	--0	--0
David A. Carpenter Living Trust (47)	660	660	*	--0	--0--0
Valerie E. Carpenter Trust (48)	660	660	*	--0	--0
Grant A. Carpenter Trust (49)	660	660	*	--0	--0
Raymond H. Burrus	20,000	20,000	*	--0	--0
Sophie Yanik	20,000	20,000	*	--0	--0
Matthew Yanik	20,000	20,000	*	--0	--0
James Yanik	20,000	20,000	*	--0	--0
Gavin Yanik	20,000	20,000	*	--0	--0
Susie McRight	20,000	20,000	*	--0	--0
Jeffrey McRight	20,000	20,000	*	--0	--0
Robert McRight	20,000	20,000	*	--0	--0
Thomas McRight	20,000	20,000	*	--0	--0
Scott A. Noble	20,000	20,000	*	--0	--0
Braxton Noble	20,000	20,000	*	--0	--0
Jennifer Noble	20,000	20,000	*	--0	--0
Lori McGill	20,000	20,000	*	--0	--0
David Payne Children's Trust A and B (50)	360,000	360,000	1.1%	--0	--0
David P. McCabe	100,000	100,000	*	--0	--0
Thomas A. Wilson	163,840	163,840	*	--0	--0
Will S. Smith Revocable Trust (51)	321,300	321,300	*	--0	--0

Susan S. Burghart Revocable Trust (52)	321,300	321,300	*	--0	--0
George Kirk Baird (53)	19,360	19,360	*	--0	--0
Brian Bollenback (54)	75,660	75,660	*	--0	--0
Samantha Box (55)	13,840	13,840	*	--0	--0
Kevin Brunel (56)	11,540	11,540	*	--0	--0
Alana Duncan (57)	3,000	3,000	*	--0	--0
Chris Elliott (58)	20,520	20,520	*	--0	--0
Michael Ford (59)	75,220	75,220	*	--0	--0
Sean Haddock (60)	7,320	7,320	*	--0	--0
Glenn Harris (61)	9,860	9,860	*	--0	--0
Alexei Ivanov (62)	6,600	6,600	*	--0	--0
Michael Jacobs (63)	30,660	30,660	*	--0	--0
Philip Jaques (64)	7,280	7,280	*	--0	--0
Mark Jones (65)	125,240	125,240	*	--0	--0
Tim Kilpatrick (66)	9,520	9,520	*	--0	--0
Richard Mason (67)	8,300	8,300	*	--0	--0
Jim Meyer (68)	6,940	6,940	*	--0	--0
Wayne Rachel (69)	4,100	4,100	*	--0	--0
April Sailsbury (70)	5,000	5,000	*	--0	--0
Shawn Sicking (71)	25,540	25,540	*	--0	--0
Shawn Spieth (72)	124,320	124,320	*	--0	--0
Regan Unruh (73)	56,340	56,340	*	--0	--0
Eric Vardeman (74)	9,060	9,060	*	--0	--0
Jon Wiese (75)	53,120	53,120	*	--0	--0
Robert Young (76)	9,880	9,880	*	--0	--0
Denise McIntosh (77)	10,000	10,000	*	--0	--0
Jack Woodward (78)	151,600	151,600	*	--0	--0
Carlos Jorda (79)	308,980	308,980	*	--0	--0
James David Payne Revocable Trust (80)	1,936,460	1,936,460	5.97%	--0	--0
Concordia Financial Group, Inc. (81)	1,126,900	1,126,900	3,47%	--0	--0
Sichenzia Ross Friedman Ference, LLP (82)	563,500	563,500	1.74%	--0	--0
Total	25,958,877	29,435,236		--0	--0

*Less than 1% ownership
(1) (2) (3)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  The percentage of shares owned by each selling stockholder is based on shares issued and outstanding as of April 15, 2008.
Assumes that all securities registered will be sold.
Robert E. Craine, Jr. in his/her capacity as the Trustee of the Robert E. Craine, Jr. 2001 Revocable Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(4)
Represents (i) 891,160 shares of common stock underlying warrants, of which 66,660 are currently exercisable at $0.90, 83,340 are currently exercisable at $0.60, and 741,160 are currently exercisable at $0.425, all of which are being registered; and (ii) 1,550,140 shares of common stock underlying options, of which 143,340 are currently exercisable at $0.34, 897,360 are currently exercisable at $0.43, and 509, 440 are currently exercisable at $0.60, all of which are being registered.  James C. McGill in his/her capacity as the Trustee of the James C. McGill Revocable Living Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(5)
Represents (i) 1,952,760 shares of common stock, all of which are being registered; and (ii) 750,320 shares of common stock underlying warrants of which 44,440 are currently exercisable at $0.90, and 705,880 are currently exercisable at $0.425, all of which are being registered. Paula Marshall in his/her capacity as the CEO of The BAMA Companies, Inc. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(6)
Represents (i) 141,176 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered William S. Smith in his/her capacity as the Trustee of the Sherman Smith Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(7)
Robert E. Lorton  in his/her capacity as the General Partner of the Lorton Family Partnership, Ltd. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(8)
Dougals P. Hanke in his/her capacity as the Owner of Douglas P. Hanke IRA has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(9)	Represents (i) 200,000 shares of common stock underlying options, of which 120,00 are currently exercisable at $0.43, and 80,00 are currently exercisable at $0.60, all of which are being registered.
(10)
Represents (i) 43,400 shares of common stock, all of which are being registered; (ii) 8,000 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered; Robert F. McCoy in his/her capacity as the President of  McCoy Family LLC has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(11)
D. Nicholas Allen in his/her capacity as the President of LAW LLC has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(12)
D. Nicholas Allen   in his/her capacity as the President of Budco, Inc. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(13)
Represents (i) 329,440 shares of common stock, all of which are being registered; (ii) 47,059 shares of common stock underlying warrants that are currently exercisable at $ 0.425, all of which are being registered. D. Nicholas Allen_ in his/her capacity as the President of DNA LLC has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(14)
Represents (i) 353,540 shares of common stock, all of which are being registered; (ii) 23,529 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.

(15)
Represents (i) 353,540 shares of common stock, all of which are being registered; (ii) 23,529 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered. David G., Dutton in his/her capacity as the Trustee of David G. Dutton Living Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(16)
Represents (i) 353,540 shares of common stock, all of which are being registered; (ii) 23,529 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered. Peggy M. Tanner in his/her capacity as the Trustee of Rudy Revocable Investment Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(17)
Represents (i) 138,020 shares of common stock, all of which are being registered; (ii) 47,059 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered; Jean B. McGill in his/her capacity as the Trustee of Jean B. McGill Revocable Living Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer. Jean B. McGill is the wife of James C. McGill.  James C. McGill denies any beneficial ownership of shares owned by Jean B. McGill or the Jean B. McGill Revocable Trust.

(18)
Represents (i) 88,980 shares of common stock, all of which are being registered; (ii) 23,529 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.

(19)
Represents (i) 138,020 shares of common stock, all of which are being registered; and (ii) 47,059 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.

(20)
Represents (i) 847,940 shares of common stock, all of which are being registered; and (ii) 235,294 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered. Mark A. Buntz in his/her capacity as the Chief Financial Officer of the William K.Warren Foundation has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(21)
Represents (i) 136,180 shares of common stock, all of which are being registered; and (ii) 70,588 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered. David R. Lawson in his/her capacity as the General Partner of Lawson Partners, Ltd. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(22)
Represents (i) 176,460 shares of common stock, all of which are being registered; and (ii) 70,588 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered. John R. Elmburg in his/her capacity as the Trustee of John R. Elmburg Revocable Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(23)
Represents (i) 97,880 shares of common stock, all of which are being registered; (ii) 37,647 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.

(24)
Represents (i) 78,820 shares of common stock, all of which are being registered; and (ii) 23,529 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.

(25)
L. Duane Wilson in his/her capacity as the Trustee of the L. Duane Wilson Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(26)	Represents (i) 271,880 shares of common stock underlying options, of which 191,640 are currently exercisable at $0.43 and 80,240 are currently exercisable at $0.60, all of which are being registered.
(27)	Represents (i) 160,000 shares of common stock underlying options, of which 80,000 are currently exercisable at $0.43 and 80,000 are currently exercisable at $0.60, all of which are being registered.
(28)	Represents (i) 192,840 shares of common stock underlying options, of which 89,420 are currently exercisable at $0.43 and 103,420 are currently exercisable at $0.60, all of which are being registered
(29)	Represents (i) 149,460 shares of common stock underlying options, of which 61,195 are currently exercisable at $0.43 and 88,265 are currently exercisable at $0.60, all of which are being registered
(30)	Represents (i) 647,000 shares of common stock underlying options, of which 417,120 are currently exercisable at $0.43 and 229,880 are currently exercisable at $0.60,all of which are being registered
(31)	Represents (i) 160,000 shares of common stock underlying options, of which 80,000 are currently exercisable at $0.43 and 80,000 are currently exercisable at $0.60, all of which are being registered
(32)
Represents (i) 9,412 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.  Dale Schoenefeld in his/her capacity as the Trustee of the Schoenefeld Family Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(33)	Represents (i) 301,100 shares of common stock underlying options, of which 100,352 are currently exercisable at $0.43 and 200,748 are currently exercisable at $0.60, all of which are being registered
(34)
Represents (i)12,740 shares of common stock, all of which are being registered; (ii) 4,706 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered; (iii) 120,000 shares of common stock underlying options of which 40,000 are currently exercisable at $0.43 and 80,000 are currently exercisable at $0.60, all of which are being registered.

(35)
Represents (i)23,520 shares of common stock, all of which are being registered; (ii) 9,420 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered; (iii) 47,920 shares of common stock underlying options that are currently exercisable at $0.60 all of which are being registered.  .

(36)
Represents (i) 9,412 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered; (ii) 80,000 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.  Howard E. Janzen_ in his/her capacity as the Trustee of the Howard E. Janzen Revocable Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(37)
Represents (i) 83,320 shares of common stock underlying warrants that are currently exercisable at $0.60, all of which are being registered. Lloyd Bankson in his/her capacity as the Managing Director of iQ Ventures, Inc. has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(38)	Represents (i) 80,000 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(39)
Represents (i) 83,340 shares of common stock underlying warrants that are currently exercisable at $60, all of which are being registered; (ii) 160,000 shares of common stock underlying options, of which 120,000 are currently exercisable at $0.43 and 40,000 are currently exercisable at $0.60, all of which are being registered.

(40)
Robert E. Lorton in his/her capacity as the Chairman of World Publishing Company has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(41)
David R. Lawson in his/her capacity as the Trustee of the Lawson Family Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(42)
Represents (i) 552,240 shares of common stock, all of which are being registered; and (ii) 188,240 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.  John A. Brock in his/her capacity as the General Partner of the Brock Family Partnership has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(43)
John A. Brock_ in his/her capacity as the General Partner of Spavinaw Partners Limited Partnership has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(44)
PaulaMarshall in his/her capacity as the General Partner of BAMA Venture Capital has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(45)
Philip B. Smith in his/her capacity as the Trustee of the Philip B. Smith Revocable Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(46)
Phil Lakin in his/her capacity as the Executive Director of Tulsa Community Foundation has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(47)
David A Carpenter in his/her capacity as the Trustee of the David A. Carpenter Living Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(48)
David A. Carpenter in his/her capacity as the Trustee_ of the Valerie E. Carpenter Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(49)
 David A. Carpenter in his/her capacity as the Trustee of the Grant A. Carpenter Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(50)
Jim Payne in his capacity as the trustee of the David Payne Children’s Trust A and B has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(51)
 William S. Smith in his/her capacity as the Trustee of the Will S. Smith Revocable Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(52)
 Susan S. Burghart in his/her capacity as the Trustee of the Susan S. Burghart Revocable Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(53)	Represents (i) 19,360 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(54)	Represents (i) 75,660 shares of common stock underlying options, of which 47,440 are currently exercisable at $0.43 and 28,220 are currently exercisable at $0.60, all of which are being registered.
(55)	Represents (i) 13,840 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(56)	Represents (i) 11,540 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(57)	Represents (i) 3,000 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(58)	Represents (i) 20,520 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(59)	Represents (i) 75,220 shares of common stock underlying options, of which 50,880 are currently exercisable at $0.43 and 24,340 are currently exercisable at $0.60, all of which are being registered.
(60)	Represents (i) 7,320 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(61)	Represents (i) 9,860 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(62)	Represents (i) 6,600 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(63)	Represents (i) 30,660 shares of common stock underlying options, of which 7,920 are currently exercisable at $0.43 and 22,740 are currently exercisable at $0.60, all of which are being registered
(64)	Represents (i) 7,280 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(65)	Represents (i) 125,240 shares of common stock underlying options, of which 70,600 are currently exercisable at $0.43 and 54,640 are currently exercisable at $0.60,all of which are being registered
(66)	Represents (i) 9,520 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(67)	Represents (i) 8,300 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(68)	Represents (i) 6,940 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(69)	Represents (i) 4,100 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(70)	Represents (i) 5,000 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(71)	Represents (i) 25,540 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered.
(72)	Represents (i) 124,320 shares of common stock underlying options, of which 34,720 are currently exercisable at $0.43 and 89,600 are currently exercisable at $0.60, ,all of which are being registered
(73)	Represents (i) 56,340 shares of common stock underlying options, of which 89,420 are currently exercisable at $0.43 and 103,420 are currently exercisable at $0.60,all of which are being registered
(74)	Represents (i) 9,060 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(75)	Represents (i) 53,120 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(76)	Represents (i) 9,880 shares of common stock underlying options that are currently exercisable at $,0.60, all of which are being registered
(77)	Represents (i) 10,000 shares of common stock underlying options that are currently exercisable at $0.60, all of which are being registered
(78)	Represents (i) 151,600 shares of common stock underlying options, of which 114,000 are currently exercisable at $0.34 and 37,600 are currently exercisable at $0.43,all of which are being registered
(79)
Represents (i) 309,980 shares of common stock, all of which are being registered; and (ii) 23,529 shares of common stock underlying warrants that are currently exercisable at $0.425, all of which are being registered.

(80)
James David Payne_in his/her capacity as the Trustee of  James David Payne Revocable Trust has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(81)
Kenneth W. Evans, Jr. in his/her capacity as the _Managing Director of Concordia Financial Group has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

(82)
Gregory Sichenzia in his/her capacity as the Partner of Sichenzia Ross Friedman Ference LLP has the voting and investment power over the shares listed. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer and that it believes it is not required to be a broker-dealer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective April 14, 2008, the Company issued a stock dividend of 19 shares for each share of common stock held to all shareholders of record as of March 31, 2008. The following events occurred prior to the stock dividend and the shares reported are at pre-dividend amounts.

In July of 2002, The Bama Companies, Inc. purchased a total of 30,600 shares of Stock and a warrant to purchase up to an additional 30,600 shares of stock at a price of $6.5359 per share.  The aggregate consideration paid for the Stock and warrant was $200,000.  Under the terms of the warrant, The Bama Companies, Inc. may earn credits toward the exercise price of the warrant equal to 10% of the gross revenue realized by the Corporation from sales of its ReForm™ products, up to a maximum of $200,000.  These credits are granted for the activities of The Bama Companies, Inc. in providing sales support and are based on sales through December 31, 2005.  The warrant was exercised and 9,668 shares of common stock issued to The Bama Companies, Inc. effective December 31, 2005. The remaining 20,932 Warrants issued June 2, 2002 expired on June 2, 2007.

In connection with its purchase of these securities by The Bama Companies, Inc., the Corporation, The Bama Companies, Inc. and David Payne entered into an agreement pursuant to which The Bama Companies, Inc. has the right to nominate one person to the Corporation's board of directors and Mr. Payne has agreed to vote all of his shares for that nominee. This agreement is to stay in effect so long as The Bama Companies, Inc. own at least 2.5% of the outstanding shares of the voting Stock.  Paula Marshall, CEO of The Bama Companies, resigned from the Board of Directors in January 2007 and Mr. Payne is no longer required to vote for a Bama nominee.

James C. McGill loaned the Company $200,000 and has been issued warrants attached to the loan which allow him to purchase 6,120 shares of common stock at a price of $6.5359 per share.   The loans are evidenced by four promissory notes in the original principal amount of $50,000 each dated December 31, 2001, February 27, 2002, March 27, 2002 and May 8, 2002, respectively, each of which bore interest at the rate of two percentage points in excess of the prime interest rate published in the Wall Street Journal and is payable one year after its issue date.  These loans have been paid in full.  The warrants are exercisable at any time up until the end of the fifth year after the date of issuance. 1,530 Warrants issued Dec 31, 2001 expired on Dec 31, 2006.

Mr. McGill loaned the Company $225,000 in between 31 December 2002 and 12 September 2003 via debt instruments with attached warrants that allow purchase of 5,292 shares of common stock at a price of $8.50 per share.  The $225,000 loan was converted to Series A Preferred Stock at maturity December 31, 2003.  The warrants are exercisable at any time up until the end of the fifth year after the date of issuance. 5,355 Warrants issued between February 27, 2002 and September 12, 2002 expired between February 27, 2007 and September 12, 2007.
Mr. McGill and The Bama Companies, Inc. each provided a $200,000 line of credit for the benefit of MacroSolve, Inc. in December 2003, to be used for working capital through December 31, 2004.  Mr. McGill and The Bama Companies, Inc. were each granted warrants to purchase 9,412 shares of common stock at a price of $8.50 per share as compensation for the loans.  The warrants are exercisable at any time up until the end of the fifth year after the date of issuance.

Mr. McGill and The Bama Companies, Inc. provided lines of credit of $300,000 and $200,000 respectively for the benefit of MacroSolve, Inc. in December 2004, to be used for working capital through December 31, 2005.  Mr. McGill and The Bama Companies, Inc. were granted warrants to purchase 14,118 and 9,412 shares of common stock respectively at a price of $8.50 per share as compensation for the loans.  The warrants are exercisable at any time up until the end of the fifth year after the date of issuance.  Mr. McGill and The Bama Companies, Inc. converted their $300,000 and $200,000 loans to Series B Preferred Stock at maturity December 31, 2005 and were granted warrants to purchase 3,333 and 2,222 shares of common stock respectively at a price of $18.00 per share in association with the purchase of the Series B Preferred Stock.

Mr. McGill and Paula Marshall (CEO of the Bama Companies) each provided lines of credit of $250,000 for the benefit of MacroSolve, Inc. in January 2007, to be used for working capital through December 31, 2007.  These lines were not used by the Company and expired December 31, 2007.  Mr. McGill and Ms. Marshall were each granted warrants to purchase 4,167 shares of common at a price of $12.00 per share as compensation for the lines of credit.  The warrants are exercisable at any time up until the end of the fifth year after the date of issuance.

The Company loaned its founder, David Payne, $263,811.44 to assist in divorce related issues including the purchase of stock from his former spouse.  The loan was due on May 9, 2012 and payments on the principal amount outstanding in the amount of 25% of Mr. Payne's annual cash bonus were required to be paid yearly. The interest rate was 5% per annum.  Mr. Payne ceased participation in the management of the Company in 2003 for health related reasons and fully repaid the $263,811.44 loan in 2004.

Mr. Payne has sold 10,352 shares of his common stock to the Company between October 2003 and August 2004 at a price of $8.50 per share.  The proceeds were used for personal expenses of Mr. Payne.  Mr. Payne has enjoyed improving health and the Company currently has no plans to purchase additional shares of his stock.  Additionally, Mr. Payne received a salary of $1,000 per month as compensation for consulting services and participated in the Company’s health insurance plan through December 31, 2004.

During 2003, David Payne contributed 150,000 shares of his stock to The MacroSolve, Inc. Employee Stock Bonus Trust (“the Trust”).  The Trustees were directed to use the shares to attract and retain outstanding management.  Shares granted by the Trust are restricted, are held in trust in the name of the grantee, are voted by the Trustees on all matters that come before the shareholders, and are delivered to the grantees at the time of a liquidity event.  For the purposes of the Trust, a liquidity event is an occurrence the outcome of which will allow the sale of the shares or the termination of the trust which will occur in June 2010.  In the event of the termination of employment of the grantee, allocated stock reverts back to the unallocated trust property.  As of January 1, 2008, the number of shares held in the Trust as to the officers of the Corporation are 50,000 as to Mr. McGill, 50,000 as to Mr. Parr, 10,000 as to Mr. Fultz, 5,000 as to Mr. Ishmael, 15,000 as to Mr. Dutton and 5,000 as to Mr. Kingham.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York. Sichenzia Ross Friedman Ference LLP has been issued 563,500 shares of the Company’s common stock in consideration of legal services rendered. The sale by Sichenzia Ross Friedman Ference LLP of all 563,500 shares issued to it is being registered pursuant to the registration statement of which this prospectus is a part of.

EXPERTS

The balance sheet of MacroSolve Inc  for the fiscal year ended December 31, 2007, and the related statement of operations, changes in stockholders' equity and cash flow for the period from January 1, 2007 to December 31, 2007 appearing in this prospectus and registration statement have been audited by Hogan & Slovacek P.C., an independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1/A under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of MacroSolve, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

MACROSOLVE, INC.

Financial Statements Together With
Independent Auditors’ Report

For the Years Ended December 31, 2007 and 2006 (Restated)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
MacroSolve, Inc.
Tulsa, Oklahoma

We have audited the accompanying balance sheets of MacroSolve, Inc. (the Company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MacroSolve, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 14 to the financial statements, management has elected to change its policy for the recognition of compensation expense related to stock awards and options.

/s/HOGAN & SLOVACEK

April 3, 2008

MACROSOLVE, INC.

BALANCE SHEETS

	As of December 31,
	2007	2006
		(RESTATED)
ASSETS

CURRENT ASSETS:
Cash	$25,668	$715,017
Accounts receivable - trade	812,908	177,115
Prepaid expenses and other	27,044	28,070
Total current assets	865,620	920,202
PROPERTY AND EQUIPMENT, at cost:	277,303	224,948
Less - accumulated depreciation and amortization	(222,878)	(193,836)
Net property and equipment	54,425	31,112

OTHER ASSETS:
Software development costs, net of accumulated amortization
of $594,565 and $640,136 as of December 31, 2007 and
2006, respectively	427,694	270,910
Other assets	18,243	16,543
Total other assets	445,937	287,453
TOTAL ASSETS	$1,365,982	$1,238,767

CURRENT LIABILITIES:
Current maturities of long-term debt	$107,500	$2,003
Revolving line of credit	205,000	-
Accounts payable - trade and accrued liabilities	110,189	256,358
Unearned income	649,848	3,000
Total current liabilities	1,072,537	261,361
LONG-TERM DEBT, less current maturities	233,514	261,014

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; authorized 100,000,000 shares;
issued and outstanding 849,989 and 834,264 shares, at
December 31, 2007 and 2006, respectively	8,500	8,343
Convertible preferred stock, Series A, $.01 par value; authorized
20,000 shares; issued and outstanding 20,000 shares at
December 31, 2007 and 2006, liquidation preference $2,000,000
at December 31, 2007 and 2006	200	200
Convertible preferred stock, Series B, $.01 par value; authorized
5,000 shares; issued and outstanding 5,000 shares at
December 31, 2007 and 2006, liquidation preference $500,000
at December 31, 2007 and 2006	50	50
Additional paid-in capital	5,367,775	5,155,204
Accumulated deficit	(5,316,594)	(4,447,405)
Total stockholders' equity	59,931	716,392
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,365,982	$1,238,767

The accompanying notes are an integral part of these statements.

MACROSOLVE, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2007	2006
		(RESTATED)
SALES:
Solution services	$2,136,189	$1,285,141
Hardware sales	158,403	71,240
Software licensing	28,480	42,102

Net sales	2,323,072	1,398,483

COST OF SALES:
Solution services	1,031,430	641,984
Hardware sales	124,197	16,074
Software licensing	-	16,840

Total cost of sales	1,155,627	674,898

Gross profit	1,167,445	723,585

OPERATING EXPENSES:
Solution services	425,149	276,979
Selling, general and administrative	1,397,456	1,352,698

Total operating expenses	1,822,605	1,629,677

Loss from operations	(655,160)	(906,092)

OTHER INCOME (EXPENSE):
Interest income	25,753	14,626
Interest expense	(37,600)	(72,220)
Other	(2,149)	(3,855)

Total other expense	(13,996)	(61,449)

LOSS BEFORE INCOME TAXES	(669,156)	(967,541)

INCOME TAXES	-	-

NET LOSS	$(669,156)	$(967,541)

LOSS ALLOCABLE TO COMMON STOCKHOLDERS:
Net loss	$(669,156)	$(967,541)
Preferred stock dividend	(200,033)	(191,113)

Loss allocable to common stockholders	$(869,189)	$(1,158,654)

Basic and diluted loss per share	$(1.03)	$(1.60)

The accompanying notes are an integral part of these statements.

MACROSOLVE, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

	For the Years Ended December 31, 2007 and 2006 (Restated)
		Series A	Series B	Additional
	Common	Preferred	Preferred	Paid-in	Accumulated
	Stock	Stock	Stock	Capital	Deficit	Total
BALANCE, at December 31, 2005
As previously reported	$7,171	$167	$50	$3,427,822	$(3,241,500)	$193,710

Prior period adjustment	-	-	-	47,251	(47,251)	-

Restated Balance, December 31, 2005	7,171	167	50	3,475,073	(3,288,751)	193,710

Net loss, as restated	-	-	-	-	(967,541)	(967,541)

Warrants issued for consulting svc	-	-	-	11,978	-	11,978

Compensation expense related to stock awards, as restated	-	-	-	22,888	-	22,888

Issuance of common stock	1,042	-	-	1,162,868	-	1,163,910

Dividends on preferred stock	130	-	-	155,930	(191,113)	(35,053)

Issuance of preferred stock and associated warrants	-	33	-	326,467	-	326,500

BALANCE, at December 31, 2006	8,343	200	50	5,155,204	(4,447,405)	716,392

Net loss	-	-	-	-	(669,156)	(669,156)

Dividends on preferred stock	157	-	-	188,543	(200,033)	(11,333)

Prior year common stock issuance expense	-	-	-	(1,280)	-	(1,280)

Compensation expense related to stock awards	-	-	-	25,308	-	25,308

BALANCE, at December 31, 2007	$8,500	$200	$50	$5,367,775	$(5,316,594)	$59,931

The accompanying notes are an integral part of these statements.

MACROSOLVE, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2007	2006
		(RESTATED)
OPERATING ACTIVITIES:
Net loss	$(669,156)	$(967,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66,819	143,810
Stock based compensation	25,308	22,888
Issuance of warrants	-	11,978
Loss on abandonment of capitalized development costs	-	83,348
Gain on disposal of equipment	-	(910)
Changes in current assets and liabilities:
(Increase) decrease in accounts receivable - trade	(635,793)	20,201
Decrease in prepaid expenses and other	1,026	9,537
(Decrease) increase in accounts payable - trade and accrued liabilities	(146,169)	200,844
Increase (decrease) in unearned income	646,848	(124,521)
Net cash used in operating activities	(711,117)	(600,366)

INVESTING ACTIVITIES:
Purchase of equipment	(52,355)	-
Software development costs	(194,561)	(181,865)
Patent applications	(1,700)	(1,500)
Proceeds from sale of equipment	-	1,500
Net cash used in investing activities	(248,616)	(181,865)

FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	-	326,500
Proceeds from issuance of common stock	-	1,163,910
Expense from issuance of common stock	(1,280)	-
Proceeds from notes payable	650,000	1,076,000
Repayments of notes payable	(395,000)	(1,106,000)
Proceeds from long-term debt	30,000	40,921
Repayments of long-term debt	(2,003)	(17,611)
Dividend on preferred stock	(11,333)	(35,053)
Net cash provided by financing activities	270,384	1,448,667
NET (DECREASE) INCREASE IN CASH	(689,349)	666,436
CASH, beginning of year	715,017	48,581
CASH, end of year	$25,668	$715,017

The accompanying notes are an integral part of these statements.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

MacroSolve, Inc. (the Company) was formed in January 1997.  The Company is engaged in the design, delivery and integration of custom solutions for the application of mobile technology in business processes.

Accounts Receivable and Credit Policies

Accounts receivable - trade consist of amounts due from the sale of professional services, software and hardware.  Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days of receipt of the invoice.  The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.  At December 31, 2007 and 2006, the Company deems all amounts recorded as collectible and, thus has not provided an allowance for uncollectible amounts.

Property and Equipment

Property and equipment is recorded at cost when acquired.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the related assets, which is 3-7 years for equipment, furniture and fixtures, hardware and software.  Leasehold improvements are being amortized over a 7 year estimated useful life.  Property and equipment consists of the following at December 31, 2007 and 2006:

	2007	2006
Hardware	$154,022	$121,382
Software	4,029	4,029
Furniture and fixtures	83,599	76,933
Office equipment	30,776	17,727
Leasehold improvements	4,877	4,877
	277,303	224,948
Less - accumulated depreciation	222,878	193,836
	$54,425	$31,112

Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.

Revenue Recognition

Sales of hardware are recognized upon delivery to the customer.  Revenue from the licensing of software is recognized ratably over the license period.

Revenue generated from the provision of services, including consulting and integration services, cost of programming services, administrative services, and customer support services is recognized at the time the service is provided.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

Unearned Income

Unearned income represents amounts received in advance for services to be provided to customers where the customer has not yet received the service.

Software Development Costs

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”.  Costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development costs.  Costs incurred after establishing technological feasibility and before the product is released for sale to customers are capitalized.  These costs are amortized over three years and are reviewed for impairment at each period end.  Amortization expense approximated $37,800 and $101,500 in 2007 and 2006, respectively.

Realization of software development costs is dependent on the Company generating sufficient future profitability.  Although the Company expects to fully realize the software development costs, that expectation could change in the near term if estimates of future profitability are not achieved.

Advertising

The Company expenses advertising costs as incurred.  Such costs totaled approximately $43,000 and $3,000 for 2007 and 2006, respectively.

Income Taxes

The Company accounts for income taxes utilizing Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS No. 109).  SFAS No. 109 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards, and of deferred tax liabilities for taxable temporary differences.  Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law.  The effects of future changes in tax laws or rates are not included in the measurement.  The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns.  The Company currently has substantial net operating loss carryforwards. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock Options

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, (FAS-123R). This statement replaces FAS-123, Accounting for Stock-Based Compensation, supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FAS-95, Statement of Cash Flows. FAS-123R requires companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees and to record compensation cost for all stock awards granted after the required effective date and for awards modified, repurchased, or cancelled after that date. The scope of FAS-123R encompasses a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company adopted FAS-123R as of January 1, 2006 and applied the prospective transition method, which required that the Company continue to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

Reclassifications

Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation. These reclassifications had no effect on previously reported loss from operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

2.         MANAGEMENT’S PLAN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

The Company incurred a net loss of $669,156 in 2007 which increased the accumulated deficit to $5,316,594 at December 31, 2007.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management believes that adequate funding will be available to the Company to support its operations through the renewal of its line of credit with a financial institution when it becomes due and through continuing investments of equity by qualified investors or placement of debt with qualified lenders. Subsequent to December 31, 2007, the Company raised an additional $114,589 in equity through the exercise of options and warrants by existing shareholders. Additionally, the Company has placed $950,000 in convertible notes with qualified investors.  The Company has recently engaged a financial advisor for the purpose of assisting the Company in registering its stock with the Securities and Exchange Commission as a fully reporting OTC.BB company with the intention of then raising additional amounts of equity later in 2008 to support continuing product development and advertising and marketing expenditures related to the sale of its professional services and software products.

3.         NOTES PAYABLE

Notes payable at December 31, consist of the following:

	2007	2006
Revolving line of credit with a financial institution of up to $500,000 with interest payable monthly at prime rate plus 2.0% (9.5% at December 31, 2007), due July 31, 2008, and secured by substantially all assets of the Company. The line of credit may be withdrawn, at the lender’s option, if the Company is found to be in default on the loan as that term is defined in the borrowing arrangement.	$205,000	$-

Advancing term loan with a financial institution of up to $125,000 with interest only payable monthly at prime rate plus 2.0% (9.5% at December 31, 2007), until August, 2008, with principal and interest due at prime rate plus 2.0% amortized ratably over 30 months, due January 31, 2011, and secured by substantially all assets of the company.	$50,000	$-

Note from the State of Oklahoma Technology Business Finance Program (OTCC loan) represented by a $150,000 refundable award to be repaid at two times the amount of the award. The balance includes accrued interest (imputed at 14.27%), at December 31, 2007. The repayment terms were modified in September, 2007 to require 24 equal monthly installments of $12,500, consisting of principal only, beginning May, 2008.	$291,014	$261,361

Maturities of long-term debt are:  $107,500 in 2008, $168,000 in 2009, $64,014 in 2010, and $1,500 in 2011.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

4.        EMPLOYEE STOCK PLANS

Stock Options

Prior to January 1, 2006, the Company accounted for stock options and warrants under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations.  Accordingly, the Company historically recognized no compensation expense for grants of stock options to employees because all stock options had an exercise price equal to or greater than the market price of the underlying common stock on the date of grant.

The Company has adopted the MacroSolve, Inc. Key Employee Stock Incentive Plan (the Plan), which is stockholder approved, whereby 400,000 shares of common stock were authorized for issuance under the Plan from either issued or unissued shares to employees and directors.  The Plan permits the issuance of qualified or non-qualified stock options.  The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price greater than or equal to the market price of the Company's stock at the date of grant.  Those option awards generally vest based on five years of continuous service and have six-year contractual terms.  Options granted related to salary differential awards vest immediately and have six-year contractual terms.

As permitted under FAS-123R for nonpublic entities, the Company has elected to use the calculated value method to account for the options it issued in 2007 and 2006.  A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a “calculated value,” which substitutes the volatility of an appropriate index for the volatility of the entity’s own share price.  Currently, there is no active market for the Company’s common shares.  In addition, management has not been able to identify a similar publicly held entity that can be used as a benchmark. Therefore, as a substitute for volatility, the Company used the historical volatility of the Technology Select Sector (XLK) index which is representative of the Company’s industry. The Company has used the historical closing values of that index to estimate volatility for the valuation of options in 2007 and 2006.

The calculated value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model, which values options based on the estimated fair value of the Company’s common stock at the grant date, the option strike price, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.  The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is based on the vesting period and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  Due to the exercise price of the options being greater than the estimated fair value of the underlying stock, calculation of the grant date calculated value of the options using the Black-Scholes option-pricing model resulted in options granted in 2007 and 2006 having no calculated value.  Therefore, there was no stock-based compensation expense recognized or capitalized in 2007 or 2006 related to stock options.

	2007	2006
Expected volatility	11.9%-12.9%	13.0%-13.6%
Expected dividends	-	-
Expected term (in years)	5-6	5-6
Risk-free rate	3.87%-5.07%	4.64%-4.93%

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

Stock Bonus Plan

Certain employees of the Company are participants in a stock bonus plan established in 2003 by the MacroSolve, Inc. Stock Bonus Trust Agreement (the Trust), an entity under common control.  The Trust provides for previously issued shares of Company common stock to be allocated and distributed as a deferred contingent bonus to the participants upon the occurrence of a liquidating event, as that term is defined in the trust document, or the termination of the trust which will occur in June 2010.   Stock allocated to the participants remains in the Trust for the benefit of the Participant until such event occurs.  In the event of termination of employment of the participants, any previously allocated stock reverts back to unallocated trust property.

Compensation expense for stock awards is recognized ratably over the implicit vesting period from date of grant to the termination of the trust.  Compensation expense for stock awards is based upon the estimated market value of the Company’s common stock at the date of grant.  The Company recognized stock based compensation expense related to these awards of $25,308, and $22,888, for the years ended December 31, 2007, and 2006, respectively.

A summary of activity under the Employee Stock Plans as of December 31, 2007 and changes during the year then ended is presented below:

	Stock Options		Stock Bonus Plan
	Options	Weighted Average Exercise Price	Shares
Outstanding – December 31, 2006	188,312	$9.34	128,450

Granted	55,640	$12.00	12,000

Exercised	-	-	-

Forfeited or Expired	(1,984)	$11.29	-

Outstanding – December 31, 2007	241,968	$10.02	140,450

Exercisable – December 31, 2007	197,268	$9.80	-

The weighted-average grant-date calculated value of options granted during the years ended December 31, 2007 and 2006 was $-0-.  Options outstanding at December 31, 2007 had an aggregate intrinsic value of $54,087 and a weighted-average remaining contractual term of 3.5 years.  Options that were exercisable at December 31, 2007 had an aggregate intrinsic value of $-0- and a weighted-average remaining contractual term of 2.9 years.

The weighted-average grant-date calculated value of stock awards granted during the year ended December 31, 2007 was $1.21.  There were no stock awards granted in 2006.  Stock awards outstanding at December 31, 2007 had an aggregate intrinsic value of $169,945 and a weighted-average remaining contractual term of 2.5 years.  There were no stock awards that were exercisable at December 31, 2007.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

A summary of the status of the Company’s nonvested options as of December 31, 2007, and changes during the year then ended, is presented below:

	2007
Nonvested Shares	Options	Weighted- Average Grant Date Calculated Value
Nonvested - Beginning of Year	37,440	$-

Granted	18,950	$-

Vested	(11,490)	$-

Forfeited	(200)	$-

Nonvested – End of Year	44,700	$-

As of December 31, 2007, there was $69,319 unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the stock bonus plan. These costs are expected to be recognized over a weighted average period of 2.5 years. There are no unrecognized compensation costs related to non-vested share options.

5.         COMMON STOCK WARRANTS

The Company has adopted a practice that provides for the issuance of warrants annually to any stockholder that provides credit directly to or guarantees the debt of the Company.  There were 8,334 warrants related to provision of credit or debt guarantees issued in 2007 and no warrants issued in 2006. Since the Company did not utilize the credit facilities provided by stockholders in 2007, the Company determined that the value of the service provided in exchange for the warrants was negligible. As such, there was no expense recorded in the accompanying financial statements related to these warrants.

During 2006, the Company issued warrants to purchase shares of common stock to investors in the Company’s preferred stock.  The calculated value of the warrants, determined using a Black-Scholes pricing model, is $-0-.  All warrants issued in 2006 are exercisable upon grant, and expire in five years.  Warrants issued related to preferred stock are as follows:

2006
Series A Preferred Stock:
Warrants to purchase shares of common stock	15,365
Exercise price	$8.50
Approximate value	$-

During 2006, the Company issued warrants to purchase 4,166 shares of common stock at $12 per share to a consultant in exchange for financial advisory services.  These warrants were exercisable upon grant and expire in five years.  The fair value of the warrants, determined based upon the value of services received, was approximately $11,900 and is recorded as a reduction of the proceeds from issuance of common stock.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

The following table summarizes information about outstanding warrants at December 31, 2007:

Year Issued	Number Outstanding	Remaining Contractual Life in Years	Number Currently Exercisable	Weighted Average Exercise Price
2003	24,116	1	24,116	$8.50
2004	68,165	2	68,165	$8.50
2005	37,321	3	37,321	$9.91
2006	19,531	4	19,531	$9.25
2007	8,334	5	8,334	$12.00

6.         SHAREHOLDERS’ EQUITY

The Company has authorized 10,000,000 shares of preferred stock with a par value of $.01 per share.

The Company has designated Series A preferred stock of 20,000 shares with cumulative dividends at 8% beginning January 1, 2004.  The Series A preferred stock was issued along with certain warrants described below, at $100 per share.  The Series A preferred stock is convertible into common stock at any time by the shareholder at a pre-defined conversion rate of $8.50 per share and has voting rights equivalent to the number of common shares into which the Series A shares are convertible.  The Series A shares are automatically convertible to common stock upon the closing of an initial public offering or may be converted to common at the Company’s option upon the occurrence of a change in control of the corporation as defined in the Certificate of Designation for the Series A preferred stock.  The Series A preferred stock has superior dividend and liquidation rights compared to all other classes of stock.  The Company has the right, but not the obligation, to redeem the Series A shares beginning on January 16, 2011.  If the shares are not redeemed by the Company by January 16, 2012, each preferred shareholder may request that the Company redeem all of the shareholder’s outstanding shares of preferred at $100 per share plus any accrued and unpaid dividends.  If the Company elects not to redeem the shares, the then-current conversion price applicable to the shares of preferred stock held by the shareholder shall be divided by two. The issuance of 3,265 shares of Series A preferred stock in 2006 included issuance of warrants to purchase 15,365 shares of common stock at $8.50 per share.  These warrants begin expiring in 2009 through 2011.

Effective December 23, 2005, the Company designated 5,000 shares of Series B cumulative convertible preferred stock.  The Series B preferred stock is subordinate to the Series A preferred stock and is superior to common stock with respect to dividends and liquidation preferences.  The Series B preferred stock was issued, along with certain warrants described below, at $100 per share. The Company issued 5,000 shares of Series B preferred shares with cumulative dividends at 8% with dividends payable, at the shareholder’s option, in cash or by investment in purchase of the Company’s common stock.  The Series B preferred stock is convertible into common stock at any time by the shareholder at a pre-defined conversion rate of $12 per share and has voting rights equivalent to the number of common shares into which the Series B shares are convertible.  The Series B shares are automatically convertible to common stock upon the closing of an initial public offering or may be converted to common at the Company’s option upon the occurrence of a change in control of the corporation as defined in the Certificate of Designation for the Series B Preferred Stock.  The Company has the right, but not the obligation, to redeem the Series B shares, plus any accrued but unpaid dividends, at any time.  The issuance of the 5,000 shares of Series B preferred stock included issuance of warrants to purchase 5,555 shares of common stock at $18 per share through December 23, 2010.

The Company has adopted a policy that allows Series A preferred stockholders to elect to invest dividends in the purchase of the Company’s common stock.  Stockholder elections under this policy resulted in the issuance of 15,725 and 13,005 shares of common stock in 2007 and 2006, respectively.

Effective February 26, 2008, all of the holders of Preferred Series A and Preferred Series B stock elected to convert their shares to 235,289 and 41,667 shares of common stock, respectively.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

7.         EARNINGS (LOSS) PER SHARE

The Company has calculated the loss allocable to the common shareholders for 2007 and 2006 as follows:

Numerator:	2007	2006
Net Loss	$(669,156)	$(967,541)
Preferred Stock Dividends	(200,033)	(191,113)
Numerator for basic and diluted loss per share	$(869,189)	$(1,158,654)

Denominator:
Weighted-average number of common shares outstanding	842,126	723,611

Basic and diluted loss per share	$(1.03)	$(1.60)

The Company did not include shares of common stock issuable upon conversion of the Preferred Series A and Preferred Series B Stock in the denominator, nor did it include the common stock equivalents related to stock options or warrants, as the effect would have been anti-dilutive in both 2007 and 2006.

8.         INCOME TAXES

At December 31, 2007 and 2006, the components of the Company’s net deferred taxes are as follows:

	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$2,114,000	$1,887,000
Stock-based compensation	37,000	27,000
Total deferred tax assets	$2,151,000	1,914,000
Valuation allowance	(1,982,000)	(1,799,000)
Net deferred tax assets	169,000	115,000

Deferred tax liabilities:
Property, equipment and software development costs	169,000	115,000
Total deferred tax liabilities	169,000	115,000
Net deferred tax asset	$-	$-

At December 31, 2007 and 2006, the Company had approximately $5,420,000 and $4,850,000, respectively, of net operating loss carryforwards, which begin expiring in 2023.  Realization of the deferred tax asset is dependent on generating sufficient future taxable income.  A valuation allowance on the net deferred tax asset has been provided due to the uncertainty of future taxable income.

9.         401(k) PLAN

The Company implemented a 401(k) Plan (“Plan”) on July 1, 2007 to provide retirement and incidental benefits for its employees. Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Plan provides for discretionary contributions as determined by the board of directors. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. No discretionary contributions were made in 2007.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

10.       RELATED PARTY TRANSACTIONS

In 2007, two stockholders each provided a $250,000 line of credit to the Company for operating capital. Interest accrued at the Prime rate plus 2%. These credit lines were not utilized by the Company and expired December 31, 2007. There were no such borrowing arrangements in 2006.

11.      COMMITMENTS AND CONTINGENCIES

At December 31, 2007, the Company was obligated under an operating lease for certain office space for approximately $5,400 per month. Commitments for this lease, which expires on July 31, 2008, are $37,800.

Rent expense was $72,630 and $62,936 for 2007 and 2006, respectively.

12.      CONCENTRATIONS

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables.  The Company performs ongoing credit evaluations of its customers and generally does not require collateral related to its receivables.  At December 31, 2007, accounts receivable from two customers comprised approximately 86% of the Company’s total accounts receivable - trade. Revenues from two customers approximated 81% of total revenues for 2007. At December 31, 2006, accounts receivable from two customers comprised approximately 87% of the Company’s total accounts receivable – trade. Revenues from three customers approximated 64% of total revenues for 2006.

13.      SUBSEQUENT EVENTS

Subsequent to December 31, 2007, the Company raised an additional $114,589 in equity through the exercise of options and warrants by existing shareholders. Additionally, the Company has placed $950,000 in convertible notes with qualified investors. The notes are unsecured and provide for accrued interest of prime plus 1% payable on maturity of December 31, 2008. The notes are convertible at the Company’s option through the issuance of its shares of common stock valued at $12.00 per share on a pre-split basis or, if the Company is traded in the OTC market, at 80% of the volume weighted average closing price for the last five days of 2008.

Subsequent to December 31, 2007, the Company engaged Concordia Financial Group (Concordia) and Sichenzia Ross Friedman Ference LLP (Sichenzia)  to provide financial advisory and legal services, respectively, in connection with the registration of the Company’s issued and outstanding common stock.  Consideration to be paid to Concordia for its services include monthly payments of $3,000 in addition to 56,345 shares of the Company’s common stock.  Consideration to be paid to Sichenzia for its services include a flat fee of $50,000 and 28,175 shares of the Company’s common stock.  The fee to Sichenzia is to be paid $20,000 on signing of the engagement letter, $20,000 on filing of the registration statement and $10,000 on the registration statement becoming effective.  In the case of both Concordia and Sichenzia, the shares of the Company’s common stock included as part of the consideration for services provided will be forfeited in the event that the registration of the Company’s issued and outstanding common stock is not declared effective by the Securities and Exchange Commission.

On March 25, 2008, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common and preferred stock from 10,000,000 and 1,000,000, respectively, to 100,000,000 and 10,000,000.  Accordingly, authorized shares in the financial statements have been adjusted to reflect the change on a retroactive basis.  The amendment had no effect on the par value of the stock.

MACROSOLVE, INC.

NOTES TO FINANCIAL STATEMENTS

14.      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the years ended December 31 for:

	2007	2006
Interest	$7,600	$31,299
Income taxes	$-	$-

Noncash activities are as follows for the years ended December 31:

	2007	2006
Stock warrants issued for consulting services	$-	$11,978
Stock based compensation	$25,308	$22,888
Dividends invested in common stock	$188,700	$156,060

15.      PRIOR PERIOD RESTATEMENT

The Company has restated its previously issued 2006 financial statements to properly account for stock based compensation related to stock awards granted under the Stock Bonus Plan.  In 2006, it was believed that the vesting period related to stock allocated under the MacroSolve, Inc. Stock Bonus Trust agreement was indeterminable and as such, no compensation expense was recognized.  However, in 2007, management determined that the vesting period should begin at the date of grant and extend to either the occurrence of a liquidating event or to June 2010, the date the trust is scheduled to terminate. The value of the shares allocated to participants in the stock bonus plan was determined by calculating an asset value per share based on the total assets of the Company and the total shares of common stock outstanding at each year end determined as if outstanding shares of preferred stock had been converted to common.  In addition, the Company has restated the previously issued 2006 financial statements to record compensation expense related to employee stock options using a valuation method consistent with that applied to the stock awards.

The effects of these changes have been accounted for as a change in accounting principle and applied retrospectively to the financial statements.  The accumulated deficit at January 1, 2006 was increased by $47,251 as a result of this restatement.

The following financial statement line items for 2006 were affected by restatement:

Income Statement

	As Originally Reported	As Adjusted	Effect of Change
Selling, general and administrative expenses	$1,445,676	$1,352,698	$92,978

Loss from operations	$999,070	$906,092	$92,978

Loss before income tax	$1,060,519	$967,541	$92,978

Net loss	$1,060,519	$967,541	$92,978

Balance Sheet

Paid-in capital	$5,200,931	$5,155,204	$45,727
Accumulated deficit	$4,493,132	$4,447,405	$45,727

Statement of Cash Flows

Net loss	$1,060,519	$967,541	$92,978
Stock based compensation	$115,866	$22,888	$92,978

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$612.11
Accounting fees and expenses	$8,000.00
Legal fees and expenses	$50,000.00
TOTAL *	$58,612.11

*  Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws, as amended, provide to the fullest extent permitted by Oklahoma law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Title 18 of the Oklahoma Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are included as part of this Form S-1/A. References to “the Company” in this Exhibit List mean MacroSolve, Inc., an Oklahoma corporation.

Exhibit Number	Description
3.1	Articles of Incorporation of MacroSolve Inc.*

3.2	By-laws of MacroSolve Inc.*

5.1	Legality Opinion of Sichenzia Ross Friedman Ference LLP**

10.1	Form of Subscription and Investor Representation Agreement*

10.2	Form of Warrant to Purchase Common Stock*

10.3	Form of Convertible Note Subscription Agreement*

10.4	Form of Convertible Note*

10.5	Form of Director Non-Statutory Stock Option Agreement*

10.6	Form of Non-Statutory Stock Option Agreement*

10.7	Form of Warrant to Purchase Common Stock issued in connection with Series A Preferred Stock*

10.8	Form of Warrant to Purchase Common Stock issued in connection with Series B Preferred Stock*

23.1	Consent of Hogan & Slovacek **

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

* Previously Filed
** Filed Herewith

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and,

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in Tulsa, Oklahoma on April 24, 2008.

MACROSOLVE INC.

April 24, 2008	By:	/s/ Clint H. Parr
Clint H. Parr
Chief Executive Officer
(Principal Executive Officer)

April 24, 2008	By:	/s/ James W. Dutton
James W. Dutton
Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Clint L. Parr, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clint H. Parr	Chief Executive Officer	April 24, 2008
Clint H. Parr	(Principal Executive Officer)

/s/ James W. Dutton	Chief Financial Officer	April 24, 2008
James W. Dutton	(Principal Accounting Officer)

/s/ James C. McGill	Chairman of the Board of Directors	April 24, 2008
James C. McGill

/s/ Michael Ishmael	Vice-President	April 24, 2008
Michael Ishmael

/s/ Chris Kingham	Vice-President	April 24, 2008
Chris Kingham

/s/ Eric Fultz	Vice-President	April 24, 2008
Eric Fultz

/s/ Howard Janzen	Director	April 24, 2008
Howard Janzen

/s/ David L. Humphrey	Director	April 24, 2008
David L. Humphrey